UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.            )

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Aflac Incorporated
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Aflac Incorporated

Monday, May 2, 2016, at 10:00 a.m.

60
LIVING THE LEGACY

March 17, 2016

Dear Fellow Shareholder:

I hope you will attend the 2016 Annual Meeting of Shareholders that will be held on Monday, May 2, 2016, at 10:00 a.m. EDT at the Columbus Museum in Columbus, Georgia. I’ll be reporting on our business performance and strategy for the future.

Whether or not you are able to attend the Annual Meeting, I encourage you to review the letter from our Lead Non-Management Director, proxy statement, proxy, 2015 Year in Review, and Annual Report on Form 10-K to learn more about your Company and our achievements in 2015 — and then vote your shares over the internet or by telephone in accordance with the instructions. Or, you may opt to complete, sign, date and return your proxy as soon as possible so that your shares will be represented at the Annual Meeting. Either way, we want your shares represented and voted. Now, I’d like to take a moment to share with you how we have arrived at this point and where we are going.

In 1955, John Amos, Aflac’s principal founder, joined by his brothers, Paul and Bill, set out to establish a company focused on insurance products that would help ease the financial burden of getting sick or injured. Their vision and dedication laid the groundwork for an incredibly rewarding six decades in which we’ve grown our business – and in doing so, we’ve touched millions of lives. The privilege of enriching the lives of policyholders, sales associates, employees and our shareholders remains our greatest priority and incorporates a passion that we call The Aflac Way.

In 2015, we celebrated Aflac’s 60th anniversary and marked another year during which Aflac extended its lengthy record of success, while pursuing more opportunities. We made significant strides in advancing our vision of offering high-quality voluntary products, solutions and service through diverse distribution outlets, building upon our market-leading position to drive long-term, sustainable shareholder value. Operating earnings1 per diluted share, excluding the impact of the yen, is one of the principal financial measures used to evaluate management’s performance, and we believe it continues to be a key driver of shareholder value. In 2015, operating earnings per diluted share grew 7.5%, which marked the 26th consecutive year in which the Company has met or exceeded our operating earnings per diluted share objective.

Aflac Japan
In Japan, where we insure one in four households, 2015 was a year of strengthening relationships with our sales channels and enhancing our product line to ensure we’re continuing to meet the needs of consumers. We saw phenomenal success across all channels in sales of our third sector products, particularly with the product we pioneered – cancer insurance. These results helped generate a year in which we achieved the highest annual growth rate for third sector products in the past 10 years, helping us to maintain our status as the leading provider of both medical and cancer insurance in Japan.

Aflac U.S.
In the United States, Aflac again earned the distinction of being the number one provider of voluntary insurance at the worksite.2 2015 was a year in which Aflac U.S. generated solid results, and we’ve been encouraged that the changes we made to our career and broker management infrastructure are laying the foundation for expanded long-term sales growth opportunities. We closed 2015 strongly with our fourth quarter new annualized premium sales hitting an all-time quarterly record in terms of premium amount. Most notably, I am very proud of the new chapter we marked in Aflac’s history with the introduction of One Day PaySM, an industry-first initiative that allows us to process, approve and pay eligible claims in just one day.
____________________
1 We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the Company’s underlying profitability drivers. We define operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items.
2 Source: Eastbridge Consulting Group, Inc. U.S. Worksite/Voluntary Sales Report. Carrier Results for 2014. Avon, CT: April 2015

Strong Capital Profile Supports Our Promise
Our strong capital position reinforces what I believe is the most important promise an insurance company makes to its policyholders – to protect them when they need us most by paying claims fairly and promptly. We believe the financial strength of our Company is important to our business, and it is one of the key metrics of our executive compensation plan’s long-term incentive program. Our strong capital ratios demonstrate our commitment to our policyholders, bondholders and shareholders. This financial strength is reflected in the quality of our balance sheet. We are very pleased by our solid capital levels, and we regularly assess our capital adequacy using extreme economic scenarios to ensure our financial strength, considering the economic uncertainty in the world. Strong capital ratios serve to protect our policyholders’ interests.

While policyholders are always top of mind, we strive to enhance shareholder value through capital deployment. As we’ve communicated, when it comes to deploying excess capital, we still believe that a balanced strategy of growing the cash dividend and repurchasing our shares represent the most attractive avenues, particularly absent other compelling uses of that capital. In 2015, we repurchased 21.2 million of our shares at a cost of $1.3 billion.

I am also pleased with the action by our Board of directors in 2015 to increase the cash dividend to shareholders, marking the 33rd consecutive year of dividend increases. Our objective is to grow cash dividends at a rate generally in line with operating earnings per diluted share before the impact of the yen.

We also take pride in generating an industry-leading return on equity, or ROE. Excluding the yen impact, our operating ROE for the full year was 20.2%, which was in line with our 2015 operating ROE target of 20% to 25%.

Disciplined Risk Management
2015 represented a year of executing on our long-term investment strategy after completing the transformation of our investment platform, which included new leadership, building out investment teams in New York and Tokyo, new investment processes and governance that properly balances risk and investment returns. As we enter 2016, we once again find ourselves entering a period of volatility in the capital markets. Accordingly, we have a global investment policy that is governed by strict risk guidelines to ensure our portfolios are managed to achieve a high overall asset quality and remain diversified while seeking out attractive investment opportunities around the world. Our risk management discipline ensures we are mindful of various market challenges, including risks related to interest rates, credit spreads and foreign exchange rates to help ensure our portfolio will perform well through various market cycles. Our investment philosophy guides us to act in the best interests of our policyholders, while producing attractive returns for all of our stakeholders.

The Next Chapter: Keeping Our Promise – The Aflac Way
Ever since our founding, we have always put the customer first by reminding ourselves daily about the promises we make to the policyholders and businesses who rely on us – and positioning our business to fulfill those promises. We believe this philosophy best enables us to deliver long-term, sustainable growth to all our shareholders. We know that we don’t simply sell voluntary insurance products. We sell a promise to be there for our policyholders in their time of need – a promise we don’t take lightly. By delivering on our promise, we’ve gained the trust of more than 50 million people worldwide who count on us to pay claims fairly and promptly when they need us most – fulfilling The Aflac Way.

As we look ahead, delivering on our promise will remain our priority because we know that is not only what sets Aflac apart, it’s the story of Aflac.

Thank you for putting your faith, confidence and resources in Aflac Incorporated. Enhancing the value of your investment remains our priority.

Sincerely,

Daniel P. Amos

March 17, 2016

To my Fellow Shareholders,

I was appointed Lead Non-Management Director by my fellow directors this past May, and I am honored to serve on your behalf. I am also fortunate to be surrounded by a diverse group of knowledgeable, experienced professionals on our Board, which allows us to approach a variety of issues related to corporate governance and our business strategy in an effective manner. On behalf of my fellow directors, I want to share with you some of the key areas of focus since the publication of our last proxy statement.

Shareholder Engagement
Since my appointment as Lead Non-Management Director, I have worked with the Company’s Investor Relations team to gain even more insight into the opinions and positions of our shareholders. I have also had the pleasure of meeting a number of our shareholders beyond seeing them at our annual meeting and Financial Analyst Briefing in New York. As a result of these efforts, the Board has received invaluable feedback for our deliberations on topics ranging from proxy access to board composition, and I believe that this engagement has resulted in positive actions on behalf of you, our shareholders.

Proxy Access
Proxy access was a prevalent corporate governance topic in the U.S. during the 2015 proxy season, and our Board has always welcomed the submission of director candidates by our shareholders. After surveying the overall stance of our shareholders on this topic and the prevailing best practice in the market, we believed that it was appropriate to adopt a bylaw granting the right to nominate and include director candidates in our proxy materials. A shareholder, or a group of up to 20 shareholders, who owns shares of our stock representing 3% of the votes entitled to be cast on the election of directors, and who has owned such shares continuously for at least three years, can nominate director candidates constituting up to 20% of the Board. We adopted this measure in November 2015, as you may have noted by the related Form 8-K, and explain our proxy access bylaw further in the accompanying proxy statement.

Board Effectiveness and Committee Structure
The effectiveness of our Board is of utmost importance. The Board also recognizes that we live in a dynamic world that requires regular self-evaluation to ensure that we have the best skill set and experience for the Company in this evolving environment. As such, we have enhanced the annual Board self-evaluation by increasing the Lead Non-Management Director’s role.

As risk management and capital management of the Company have evolved, in 2015 we realigned the committee structure of the Board by revising three key committees. First, the Board has adopted a revised charter for our audit committee, which has been renamed the Audit and Risk Committee, to formalize enterprise risk oversight at the Board level. By doing so, the Board has recognized the significant relationship between risk, including legal, regulatory, compliance, and information security risks, and financial performance and relevant disclosures.

The Board has also made changes to the charter for the former Investment and Investment Risk Committee, which included changing its name to the Finance and Investment Committee. Combining finance and investment oversight recognizes shared areas of focus and natural interdependencies between investments, capital management and excess capital generation. The Board has also explicitly charged the Finance and Investment Committee with oversight for capital planning, GAAP and regulatory capital management, securities issuance and capital deployment strategies, such as share repurchase and dividend policy. These actions by the Board have aligned the Finance and Investment Committee with the Company’s internal committees overseeing finance and investment functions.

Finally, the Board has adopted a charter and changed the name of the Acquisition Committee to the Corporate Development Committee. As the Company is building a more comprehensive corporate development function in the U.S. and Japan in order to more effectively identify and evaluate acquisitions and organic opportunities to further enhance growth and build shareholder value, the Board determined it was important to align Board oversight and our associated committee structure accordingly. This reconstituted Corporate Development Committee will assist the Board in reviewing specific corporate development activities including acquisitions, joint venture marketing and distribution arrangements, and strategic equity investments.

Executive Compensation
In response to constructive feedback from investors, we have incorporated the use of an average risk-based capital (RBC) ratio over a three-year period in the Company’s long-term incentive program, rather than annual measurements of the RBC ratio during that three-year timeframe. We believe that this revision to executive compensation appropriately incentivizes long-term growth of the Company while also appropriately minimizing risk to policy holders and the Company.

Board Composition
As I indicated earlier, self-evaluation is a regular, ongoing process for the Board to maintain the right skill sets and subject matter experts required for prudent oversight of the Company. Our Board believes that it is appropriate to maintain a balance of longer tenured members, who bring valuable Company-specific knowledge with a historical perspective, with shorter tenured members, who bring fresh perspectives and new ideas. For many years, our Board has also embraced diversity within the board room, and we have enjoyed the benefits accompanying it.

As an insurer emerging from the financial crisis and transforming our global investment function between 2011 through 2015, our Board called for candidates with significant investment, financial, and actuarial skill sets. This need led to the nominations of Tom Kenny and Joey Moskowitz in 2015.

Additionally, we welcomed a shareholder’s submission of Toshihiko Fukuzawa for director in 2016. Mr. Fukuzawa brings a wealth of financial experience and knowledge about Japan, as well as information technology, which is why we believe that he would be a strong addition to our Board.

Corporate Citizenship
Aflac strongly believes that ethics, corporate citizenship and success go hand in hand. Ultimately, all factors being equal, most people would rather do business with a company that’s also a good corporate citizen. In other words, helping others also can make good business sense. This philosophy is incorporated into Aflac’s daily operations and actions in the community. In 2015, Aflac's career sales agents and employees surpassed the $100 million mark in donations to the Aflac Cancer and Blood Disorders Center of Children’s Healthcare of Atlanta since beginning this partnership in 1995. This generosity has contributed to the Aflac Cancer Center’s success and distinction in research, a factor which led to the Aflac Cancer Center being named one of the top 10 pediatric cancer programs in the United States in 2015 by U.S. News and World Report. Aflac is also dedicated to the environment in which our policyholders live by striking a balance between effective, efficient operations and responsible environmental stewardship. Newsweek named Aflac ninth in the U.S. and sixteenth in the world on its Green Ranking of 500 U.S. Companies, and the Dow Jones Sustainability Index North America listed Aflac as an honoree for the fifth consecutive year while noting that the Company exceeded industry averages in multiple areas. Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 18th consecutive year as well as one of Most Admired Companies for the 15th time, ranking the company No. 1 in innovation for the insurance, life and health category. In March 2016, Japan Women’s Innovative Network (J-WIN) awarded Aflac Japan with a special 2016 J-WIN Diversity Award for our commitment to actively promoting women in leadership. Additionally, Ethisphere named Aflac one of the World’s Most Ethical Companies for the 10th consecutive year. To learn more about these achievements and our efforts to be good corporate citizens, please visit https://www.aflac.com/about-aflac/corporate-citizenship/default.aspx.

In closing, I encourage you to review the accompanying proxy and associated materials and cast your votes prior to our annual meeting on May 2nd. As a Board, we look forward to receiving and acting upon feedback from our investors, and we thank you for your support.

Sincerely,

Douglas W. Johnson
Lead Non-Management Director

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Aflac Incorporated (the “Company”) will be held on Monday, May 2, 2016, at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying Proxy Statement:

1.	to elect 13 Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2.	to consider the following non-binding advisory proposal:

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement;"

3.	to consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2016; and

4.	to transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The accompanying proxy is solicited by the Board of Directors (the “Board”) of the Company. The Proxy Statement and the Company’s 2015 Year in Review and Annual Report on Form 10-K for the year ended December 31, 2015 (together, the “Annual Report”) are enclosed.

The record date for the determination of shareholders entitled to vote at the Annual Meeting is February 24, 2016, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting and any adjournment thereof.

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING,PLEASE VOTE AS PROMPTLY AS POSSIBLE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. YOU MAY VOTE BY USING THE INTERNET OR TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY MAILED TO THOSE WHO RECEIVE PAPER COPIES OF THIS PROXY STATEMENT. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors,

Columbus, Georgia March 17, 2016	J. Matthew Loudermilk Secretary

*Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 2, 2016. This Proxy Statement and the Annual Report are available at proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2015 performance, please review the Company’s Annual Report on Form 10-K. In this Proxy Statement, the terms “Company,” “we,” or “our” refer to Aflac Incorporated, and the term “Aflac” refers to the Company’s subsidiary, American Family Life Assurance Company of Columbus, which operates in the United States (“Aflac U.S.”) and as a branch in Japan (“Aflac Japan”).

2016 Annual Meeting of Shareholders

●	Date and Time: Monday, May 2, 2016, at 10:00 a.m.
●	Place: Columbus Museum (the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia
●	Record Date: February 24, 2016

Voting Matters and Board Recommendations

Our Board’s Recommendation
Proposal 1:	Election of Directors (beginning on page 8)	✓ FOR each Director Nominee
Proposal 2:	Advisory Vote to Approve Executive Compensation (page 58)	✓ FOR
Proposal 3:	Ratification of Independent Registered Public Accounting Firm (page 61)	✓ FOR

2015 Business Highlights

In 2015, the Company delivered strong operating results. Business highlights included:

●

We met our operating earnings per diluted share objective for the 26th consecutive year. Operating earnings per diluted share, excluding foreign currency effect, which we believe continues to be one of the best measures of our performance and has been a key driver of shareholder value for many years, increased 7.5% over 2014.

●	We generated net earnings of $2.5 billion.
●	As of December 31, 2015, our capital ratios remained strong:

○	Risk-based capital (“RBC”) ratio was 933%;
○	Solvency margin ratio (“SMR”), the principal capital adequacy measure in Japan, was 828%.

●

Combined, we generated $2.5 billion in total new annualized premium sales in the United States and Japan, driven by a 13.4% increase in third sector sales (which includes cancer and medical insurance) in Japan and 3.7% increase in U.S. sales.

●	Our total operating revenues on a currency neutral basis rose 1.3% to $22.8 billion, reflecting solid growth in our premium income from our growing business.
●	We repurchased approximately $1.3 billion (21.2 million) of the Company’s shares as part of a balanced capital allocation program.
●	We generated an industry-leading return on equity of 14.1%; additionally, our operating return on shareholders’ equity excluding foreign currency effect (“OROE”) for the full year was 20.2%.
●

We increased the fourth quarter and annual cash dividend by 5.1% with an objective to grow the dividend at a rate that is generally in line with operating earnings per diluted share before foreign currency effect. This marked the 33rd consecutive year in which we increased our dividend.

Executive Compensation Highlights (beginning on page 27)

Our compensation philosophy, which extends to every employee level at the Company, is to provide pay-for-performance that is directly linked to the Company’s results. We believe this is the most effective method for creating shareholder value and that it has played a significant role in making the Company an industry leader.

The Company’s executive compensation programs reflect our corporate governance best practices principles:

●	Independent Compensation Committee oversees the program;
●	Independent compensation consultant hired by and reporting to the Compensation Committee;
●	Rigorous pay-for-performance formulaic structure for CEO compensation, in place for 18 years, which is regularly evaluated by the Compensation Committee;
●

For the past 18 years, 100% of the CEO’s total direct compensation has been determined based on the Company’s performance versus peers (relative financial performance (weighted 54%) and relative total shareholder return (“TSR”) performance (weighted 46%));

●	Annual report by the independent compensation consultant to the full Board of Directors on CEO pay and performance alignment;
●	First public company in the U.S. to provide shareholders with a say-on-pay vote (voluntary action starting in 2008, three years before the vote became required);
●	Prohibition on entering into 10b5-1 plans (unless approved by the Compensation Committee), hedging, or future pledging of the Company’s stock by executive officers and Directors;
●	Stock ownership guidelines for executive officers and Directors in place since 1998; grandfathered pledged shares do not count toward the stock ownership guidelines;
●	Clawback policy in place since 2007;
●	No change-in-control excise tax gross-ups; and
●	Double trigger change-in-control requirements in all employment agreements.

Executive Compensation Program Changes in Response to Say-on-Pay Vote

The Company, which allowed shareholders a “say-on-pay” advisory vote beginning in 2008, before the requirement later imposed on companies by the Dodd-Frank Wall Street Reform and Consumer Protection Act, had received endorsement rates from our shareholders that had averaged more than 96% since its institution through 2013.

After receiving less favorable support in 2014 and engaging shareholders, the Compensation Committee made modifications to the process for setting the CEO’s compensation in 2014 to better align our relative financial and total shareholder return performance with the CEO’s pay in the same year, thus eliminating the timing disconnect under the prior method. In 2015, our say-on-pay vote received strong support, with 87% of our shareholders voting in favor of our executive compensation programs.

Consistent with our approach in prior years, the Company engaged in extensive shareholder outreach efforts throughout 2015. The feedback from these conversations was incorporated into the regular review of compensation practices by the Compensation Committee, which in turn conducted a thorough analysis of best practices. Based on the feedback resulting from the Company’s shareholder engagement and analysis, in 2015 we have eliminated the overlap in performance metrics used in the annual non-equity incentive plan and long-term equity incentive plan. The RBC demonstrates Aflac’s achievement in managing the capital level of the consolidated insurance operations of Aflac Japan and Aflac U.S. as reported to U.S. regulatory authorities. This capital measure reflects the Company’s ability to both satisfy its obligations to policyholders and generate returns for shareholders. Therefore, RBC was determined to be the best metric to measure and assess management’s long-term performance for our performance-based restricted share (“PBRS”) awards.

For 2016, the Compensation Committee has changed the PBRS awards’ RBC goals and vesting to strengthen the rigor of the RBC metric. The 2016 PBRS objectives will be based on the average RBC for the three year period 2016 to 2018 calculated as the arithmetic average of the year-end RBC for each of the three years. For the three year period, performance shares will vest at 50% if threshold RBC ratio is achieved and 100% if target if attained. Vesting will be determined using linear interpolation for an RBC ratio between 500% and 700%. If the RBC falls below 500% there will be no vesting for the period. If the RBC equals or exceeds 700% vesting will be equal to 100%. Overall, we believe that these modifications provide a stronger performance goal for the long-term equity incentives.

We constantly analyze our practices to ensure that we remain current in our approaches, a leader in executive compensation best practices, and cognizant of shareholder concerns. As such, we will continue our review to determine if additional changes should be made in 2016. As a company, we pride ourselves on incorporating ethics and transparency into everything we do, including compensation disclosure.

Director Nominees (beginning on page 8)

Each Director stands for election annually. The following table provides summary information about each Director nominee.

		Year
		First
Name	Age	Elected	Primary Occupation	Independent
Daniel P. Amos	64	1983	Chairman and Chief Executive Officer of Aflac Incorporated and Aflac
Paul S. Amos II	40	2007	President of Aflac
W. Paul Bowers	59	2013	Chairman, President and Chief Executive Officer of Georgia Power Co.	✓
Kriss Cloninger III	68	2001	President of Aflac Incorporated
Toshihiko Fukuzawa	59	#	President and CEO, Yushu Tatemono Co., Ltd.
Elizabeth J. Hudson	66	1990	Retired Chief Communications Officer for the National Geographic Society	✓
Douglas W. Johnson^	72	2004	Certified Public Accountant and retired Ernst &Young LLP audit partner	✓
Robert B. Johnson	71	2002	Retired Senior Advisor, Porter Novelli PR	✓
Thomas J. Kenny	52	2015	Former Partner and Co-Head of Global Fixed Income, Goldman Sachs Asset Management
Charles B. Knapp	69	1990	President Emeritus of the University of Georgia	✓
Joseph L. Moskowitz	62	2015	Retired Executive Vice President, Primerica, Inc.	✓
Barbara K. Rimer, DrPH	67	1995	Dean and Alumni Distinguished Professor, Gillings School of Global Public Health, University of North Carolina, Chapel Hill	✓
Melvin T. Stith	69	2012	Dean Emeritus of the Martin J. Whitman School of Management at Syracuse University	✓

^	Lead Non-Management Director
#	First Year Nominated

Both the Corporate Governance Committee and the Board of Directors believe that it is appropriate to maintain a balance of longer tenured members, who bring valuable Company-specific knowledge with a historical perspective, and shorter tenured members, who bring fresh perspectives and new ideas. Since 2009, the Board of Directors has reduced its size from 17 to 13 Directors, while nominating 6 new members to address identified skill sets.

Non-Management Director Tenure (10 Nominees)

AFLAC INCORPORATED
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MONDAY, MAY 2, 2016
SOLICITATION AND REVOCATION OF PROXY

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Monday, May 2, 2016, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The Annual Meeting will be held at 10 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, directions to which may be obtained by calling (800) 227-4756.

The mailing address of our principal executive offices is Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999.

All properly executed proxies returned to the Company will be voted in accordance with the instructions contained thereon. With respect to proxies returned by shareholders of record to the Company with no voting instructions indicated, the proxies will be voted FOR the election of all Director nominees named in this Proxy Statement, FOR approval of Proposals 2 and 3, and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. Shareholders of record may also submit their proxies via the internet or by telephone in accordance with the procedures set forth in the enclosed proxy, or vote in person at the Annual Meeting. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by submission of a later-dated proxy or subsequent internet or telephonic proxy. Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person orally or by written ballot.

This Proxy Statement and the accompanying proxy are being delivered to shareholders on or about March 17, 2016.

Solicitation of Proxies

The Company will pay the cost of soliciting proxies. The Company will make arrangements with brokerage firms, custodians, and other fiduciaries to send proxy materials to their principals by mail and by electronic transmission, and the Company will reimburse these entities for mailing and related expenses incurred. In addition to solicitation by mail and electronic transmission, certain officers and other employees of the Company may solicit proxies by telephone and by personal contacts. However, they will not receive additional compensation (outside of their regular compensation) for doing so. In addition, the Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses.

Proxy Materials and Annual Report

As permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are making these proxy materials available to our shareholders via the internet. Accordingly, we have mailed to most of our shareholders a notice about the internet availability of this Proxy Statement and the Company’s 2015 Year in Review and Annual Report on Form 10-K for the year ended December 31, 2015 (together, the “Annual Report”) instead of a paper copy of those documents. The notice contains instructions on how to access those documents over the internet, how to vote online at proxyvote.com, and how to request and receive a paper copy of our proxy materials, including this Proxy Statement and our Annual Report. Shareholders who select the online access option to the Proxy Statement, Annual Report, and other account mailings through aflinc®, the Company’s secure online account management system, will receive electronic notice of availability of these proxy materials. All shareholders who do not receive a notice and did not already elect online access will receive a paper copy of the proxy materials by mail. We believe this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Multiple Shareholders Sharing the Same Address

The Company is sending only one Annual Report and one Proxy Statement or notice of availability of these materials to shareholders who consented and who share a single address. This is known as “householding.” However, if a registered shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, he or she may contact Shareholder Services by phone at (800) 227-4756, by e-mail at shareholder@aflac.com, or by mail at the following address: Shareholder Services,

1932 Wynnton Road, Columbus, Georgia 31999. Registered shareholders who receive multiple copies of the Company’s Annual Report or Proxy Statement or notice of availability of these materials may request householding by contacting Shareholder Services using the preceding options. Shareholders who own the Company’s shares through a bank, broker, or other holder of record may request householding by contacting the holder of record.

Description of Voting Rights

In accordance with the Company’s Articles of Incorporation, shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares (“dividend shares”) are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted. Shares of Common Stock held in “street” or “nominee” name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.

Quorum and Vote Requirements

Holders of record of Common Stock at the close of business on February 24, 2016, will be entitled to vote at the Annual Meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 419,040,439. According to the Company’s records, this represents the following voting rights:

387,571,328	Shares	@	1 Vote Per Share	=	387,571,328	Votes
31,469,111	Shares	@	10 Votes Per Share	=	314,691,110	Votes
419,040,439	Shares		Total		702,262,438	Votes

Shareholders shown above with one vote per share can rebut the presumption that they are entitled to only one vote as outlined in “Description of Voting Rights” above. If all of the outstanding shares were entitled to 10 votes per share, the total votes available would be 4,190,404,390. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the Annual Meeting will be 702,262,438.

The holders of a majority of the voting rights entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business that comes before the meeting. Abstentions are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are also counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.

Pursuant to the Company’s Bylaws, in an uncontested election of Directors, a Director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided a quorum is present. An abstention with respect to the election of one or more nominees will not be counted as a vote cast and will have no effect on the election of such nominee or nominees. If a nominee who is already serving as a Director is not re-elected at the annual meeting in an uncontested election, under Georgia law the Director would continue to serve on our Board of Directors as a “holdover director.” However, under our Director Resignation Policy any holdover director who stood for election but the votes cast for such Director did not exceed the votes cast against such Director, must offer to tender his or her resignation to our Chairman of the Board. The Corporate Governance Committee will consider such resignation and recommend to the Board whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Corporate Governance Committee will consider all factors deemed relevant by its members, including the stated reasons why shareholders voted against such Director, the qualifications of the Director and whether the resignation would be in the best interests of the Company and its shareholders. The Board will formally act on the Corporate Governance

Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. The Company will, within four business days after such decision is made, publicly disclose in a Form 8-K filed with the SEC, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the tendered resignation. If a nominee who was not already serving as a Director is not elected at the annual meeting, that nominee would not become a Director and would not serve on our Board of Directors as a holdover director. In a contested election at an annual meeting of shareholders (a situation in which the number of nominees exceeds the number of Directors to be elected), the standard for election of Directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors.

Pursuant to the Company’s Bylaws, approval of Proposals 2 and 3 and any other matters to be considered at the Annual Meeting will be decided by the majority of votes cast at the Annual Meeting by the holders of shares entitled to vote on such matters. Abstentions will not be counted as votes cast and will have no effect on the outcome of the votes on Proposals 1, 2, and 3.

Effect of Not Casting a Vote

It is critical that all shareholders who hold shares in street name vote their shares if they want their votes to count in the election of Directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2). If a shareholder holds shares in street name and does not instruct its bank or broker how to vote in the election of Directors or on the advisory vote on executive compensation, no votes will be cast on behalf of such shareholder with respect to such matter. Such broker non-votes will have no effect on the outcome of Proposals 1 or 2. The bank or broker does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3).

If a shareholder of record does not return the proxy card, no votes will be cast on its behalf on any of the items of business at the Annual Meeting. If a shareholder of record returns the proxy card but does not indicate any voting instructions, such proxy will be voted FOR the election of all Director nominees named in this Proxy Statement, FOR approval of Proposals 2 and 3 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

ELECTION OF DIRECTORS (Proposal 1)

The Company proposes that the following 13 individuals be elected to the Board of Directors of the Company. The persons named below have been nominated by the Corporate Governance Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated for election as Director will be unable or unwilling to serve. For additional information, see the “Director Nominating Process” section beginning on page 15.

Both the Corporate Governance Committee and the Board of Directors believe that it is appropriate to maintain a balance of longer tenured members, who bring valuable Company-specific knowledge with a historical perspective, and shorter tenured members, who bring fresh perspectives and new ideas. Since 2009, the Board of Directors has reduced its size from 17 to 13 Directors while nominating 6 new members.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE FOLLOWING NOMINEES AS DIRECTORS.

Daniel P. Amos, 64 Chairman and Chief Executive Officer of Aflac Incorporated and Aflac Director since 1983 Executive Committee (Chair)

Mr. Amos has been Chief Executive Officer of the Company and Aflac since 1990 and Chairman since 2001. Mr. Amos holds a bachelor’s degree in risk management from the University of Georgia and has spent 38 years in various positions at Aflac. Mr. Amos served as a director of Synovus Financial Corp. from 2001 to 2011 and also served as a director of Southern Company from 2000 to 2006. Institutional Investor magazine has named him one of America’s Best CEOs in the life insurance category five times. Mr. Amos previously served as a member of the Consumer Affairs Advisory Committee of the Securities and Exchange Commission. Under Mr. Amos’ leadership, the Company became the first public company in the United States to give shareholders the opportunity to have an advisory “say-on-pay” vote on the compensation practices of the top five named executive officers. Not only did 2015 mark Mr. Amos’ 26th year as CEO, but it also marked the 26th consecutive year the Company has met or exceeded our operating earnings per diluted share objective.

Mr. Amos’ experience and approach deliver insightful expertise and guidance to the Company’s Board of Directors on topics relating to corporate governance, people management and risk management.

Paul S. Amos II, 40 President of Aflac Director since 2007 Executive Committee Finance and Investment Committee

Mr. Amos has been President of Aflac since January 2007. Prior to his current position, he also held the role of Chief Operating Officer of Aflac U.S. from February 2006 until July 2013 and held the role of executive vice president, U.S. Operations from January 2005 until January 2007. Since January 2008, Mr. Amos has also been involved with Aflac Japan sales and marketing efforts and, in his current role, he has reporting responsibilities for Aflac Japan and Aflac's Global Investment Division. Previously, Mr. Amos served as state sales coordinator for the Georgia-North sales territory. Under his leadership as state sales coordinator, the Georgia-North territory grew to become the Company’s number one state operation in terms of sales. Mr. Amos holds a bachelor’s degree in economics from Duke University and a master’s degree in business administration from Emory University. He also holds a juris doctor degree from Tulane University.

Mr. Amos brings to the Board a deep knowledge of insurance sales, which forms the core of our business, as well as more than 10 years of experience at our Company, serving in various leadership roles.

W. Paul Bowers, 59
Chairman, President and Chief
Executive Officer of Georgia
Power Co.

Director since 2013

Corporate Development Committee (Chair)
Audit and Risk Committee*
Sustainability Committee

*Financial Expert

Mr. Bowers is chairman, president and chief executive officer of Georgia Power, the largest subsidiary of Southern Company. Prior to assuming his current role in 2011, Mr. Bowers served as chief financial officer of Southern Company from 2008 to 2010. Previously, he served in various senior executive leadership positions across Southern Company in Southern Company Generation, Southern Power and the company’s former U.K. subsidiary, where he was president and chief executive officer of South Western Electricity LLC/Western Power Distribution.

Mr. Bowers is the current chair of the Atlanta Committee for Progress, serves on the board of Nuclear Electric Insurance Ltd., the Board of Regents of the University System of Georgia, the Federal Reserve Bank of Atlanta’s Energy Policy Council and multiple other boards throughout the state.

Mr. Bowers brings to the Board a valuable and unique perspective from his considerable financial knowledge as a former chief financial officer and national and international business experience including operating in a highly regulated industry, corporate development activities, and managing the evolving risks associated with cyber security.

Kriss Cloninger III, 68 President of Aflac Incorporated Director since 2001 Executive Committee

Mr. Cloninger has been President since 2001 and executive vice president of Aflac since 1993. He previously served as Chief Financial Officer from 1992 to 2015 and Treasurer of the Company from 1993 to 2015. During his tenure as Chief Financial Officer and Treasurer, he had primary responsibility for overseeing the financial management of all Company operations, including Aflac U.S. and Aflac Japan. Prior to joining the Company, he was a principal in KPMG’s insurance actuarial practice and served as a consultant to Aflac from 1977 until he joined the Company in 1992. Mr. Cloninger has been named Best CFO in the insurance/life category in America by Institutional Investor magazine three times. He is a member of the boards of directors of Total System Services, Inc. (TSYS), and the Tupperware Brands Corporation. Mr. Cloninger holds both a bachelor’s and master’s degree in business administration from the University of Texas at Austin and is a Fellow of the Society of Actuaries.

Mr. Cloninger’s financial acumen and expertise in the Company’s operations and corporate strategy bring a unique economic perspective to our Board of Directors.

Toshihiko Fukuzawa, 59 President and CEO of Yushu Tatemono Co., Ltd. First Year Nominated

Mr. Fukuzawa was recommended to the Corporate Governance Committee for nomination by a shareholder. Over a 36-year career as a professional banker in Japan, Mr. Fukuzawa has gained extensive business and IT knowledge and experience of with a wide range of Japanese financial services institutions, including insurance companies, and he would provide the Board with valuable insight and expertise relevant to the Company’s Japanese business.

Mr. Fukuzawa has been the president and chief executive officer of Yushu Tatemono Co., Ltd. since June 2015, where he also serves as a representative director. He served as deputy president and a representative director at Mizuho Trust & Banking Co., Ltd. from April 2013 to March 2015, managing executive officer and head of IT System Group at Mizuho Bank Ltd. from June 2011 to February 2015, and deputy president and a representative director at Mizuho Information & Research Institute from June 2009 to May 2011. From 2002 to 2011, he held executive officer and general manager positions at Mizuho Bank, Ltd., part of Mizuho Financial Group, Inc., which was formed in a merger between his former employer, Dai-Ichi Kangyo Bank, Ltd., and two other banks. Mr. Fukuzawa held various positions of increasing responsibility at Dai-Ichi Kangyo Bank, Ltd., which he joined in 1979. He received his Bachelor of Arts in Economics from Yokohama National University, Faculty of Economics, and his Masters of Science from Massachusetts Institute of Technology, Sloan School of Management.

Elizabeth J. Hudson, 66
Retired Chief Communications
Officer for the National
Geographic Society

Director since 1990

Sustainability Committee (Chair)
Corporate Development Committee
Finance and Investment Committee

Ms. Hudson was the chief communications officer of the National Geographic Society from April 2014 to December 2015 and previously served as the senior communications executive since 2000. She oversaw philanthropic development and was responsible for all communications and public affairs initiatives undertaken by the National Geographic Society and its subsidiaries, including media and public relations, community engagement and social media, brand stewardship, employee communications, and related marketing-communications activities. She earned a bachelor’s degree in advertising and public relations from the University of Georgia and received an honorary doctorate in commercial science from St. John’s University. She has more than 40 years of experience serving on the executive management teams of several national and international organizations, including publicly traded entities and one of the world’s largest scientific and research organizations. She brings extensive experience in strategic corporate communications, including financial and crisis communications management. She also co-chairs the Washington chapter of Women Corporate Directors.

Ms. Hudson’s extensive experience in communication and marketing initiatives combined with her knowledge of, exposure to and expertise in, developing and articulating sustainability programs is relevant to her role as a member of the Company’s Board of Directors.

Douglas W. Johnson, 72
Certified Public Accountant
and retired Ernst & Young LLP
audit partner

Director since 2004

Lead Non-Management Director

Audit and Risk Committee* (Chair)
Compensation Committee
Executive Committee

*Financial Expert

Mr. Johnson is a certified public accountant and a retired Ernst & Young LLP audit partner since 2003. He began auditing insurance companies in 1972 and spent the majority of his career focusing on companies in the life, health and property/casualty segments of the insurance industry. During Mr. Johnson’s 30-year tenure with Ernst & Young and its predecessor firms, he was coordinating partner of several large multinational insurance companies and for the firm’s largest American insurance client. His work experience includes extensive coordination with the audit committees of publicly held companies. Mr. Johnson holds a Bachelor of Science degree from Georgia Institute of Technology. He is a member of the American Institute of Certified Public Accountants (AICPA) and holds an MBA from the Harvard Business School.

Mr. Johnson’s finance experience and leadership skills enable him to make valuable contributions to our Audit and Risk Committee, where he serves as a financial expert.

Robert B. Johnson, 71 Retired Senior Advisor, Porter Novelli PR Director since 2002 Compensation Committee (Chair) Corporate Governance Committee Executive Committee

Mr. Johnson retired from Porter Novelli PR in October 2014, at which he had been a senior advisor of since 2003. Until 2008, he served as chairman and CEO of the One America Foundation, an organization that promotes dialogue and solidarity among Americans of all races and provides education, grants and technical equipment to disadvantaged youth of all races. Prior to this, he served in President Clinton’s White House as an assistant to the President and director of the President’s initiative for One America. In 2003, the Democratic National Committee (“DNC”) named him deputy chairman, where he advised the DNC chairman in many key areas, including political and media strategic planning and community involvement. He served two years in the Carter Administration and was one of the 30 staff members to serve the entire eight years in the Clinton White House, achieving the distinction of being one of the longest-serving African-Americans in White House history. Following his service in the Carter White House, Mr. Johnson was the Business Regulations Administrator for Washington, DC.

Promotion of diversity is important to the Company, an area that Mr. Johnson provides extensive experience to the Board. Additionally, Mr. Johnson’s significant public relations experience provides the Board with valuable expertise in conducting the Company’s public relations.

Thomas J. Kenny, 52 Former Partner and Co-Head of Global Fixed Income, Goldman Sachs Asset Management Director Since 2015 Finance and Investment Committee

Mr. Kenny has served as a TIAA-CREF trustee since December 2011. He also currently serves as the chair of the TIAA-CREF Funds Investment Committee and also serves on the TIAA-CREF Funds Operations Committee. Prior to his role at TIAA-CREF, Mr. Kenny held a variety of leadership positions at Goldman Sachs for 12 years, most recently serving as partner and advisory director. He also held the position of co-head of Global Cash and Fixed Income Portfolio team at Goldman Sachs Asset Management, where he was responsible for overseeing the management of more than $600 billion in assets across multiple strategies with teams in London, Tokyo and New York. Before joining Goldman Sachs, Mr. Kenny spent 13 years at Franklin Templeton. He received a Bachelor of Arts degree from the University of California, Santa Barbara, and a master’s degree in finance from Golden Gate University. He is a CFA charter holder.

Mr. Kenny’s extensive experience in investment management and financial markets provide the Board with valuable insight and expertise.

Charles B. Knapp, 69 President Emeritus of the University of Georgia Director since 1990 Finance and Investment Committee (Chair) Audit and Risk Committee Corporate Development Committee

Dr. Knapp was most recently the interim dean of the Terry College of Business at the University of Georgia from July 1, 2013, through June 30, 2014 and is president emeritus of the University of Georgia. During his tenure as president of the University of Georgia from 1987 to 1997, the academic reputation of the University of Georgia rose dramatically; over $400 million in new construction was completed; there was an increased emphasis on minority recruitment; and a major fund raising campaign was successfully concluded. Dr. Knapp was president of the Aspen Institute from 1997 to 1999, and from 2000 to 2004 was a partner with the executive search firm Heidrick and Struggles. From 2004 to 2011 he was director of Educational Development for the CF Foundation, and from 2006 to 2011 was chairman of the East Lake Foundation, the organization responsible for leading the revitalization of the East Lake community in Atlanta. Earlier in his career, Dr. Knapp served as the executive vice president and chief financial officer of Tulane University and as U.S. deputy assistant secretary of labor in the Carter Administration. He holds a Ph.D. in economics from the University of Wisconsin-Madison.

Dr. Knapp’s experience and knowledge provide the Board with valuable insight into the areas of finance, investments, and management.

Joseph L. Moskowitz, 62 Retired Executive Vice President, Primerica, Inc. Director Since 2015 Audit and Risk Committee* Compensation Committee Corporate Development Committee *Financial Expert

Mr. Moskowitz retired from Primerica, Inc. in November 2014, at which, from 2009 until 2014, he served as executive vice president, where he led the Product Economics and Financial Analysis Group. Since joining Primerica in 1988, he served in various capacities, including managing the group responsible for financial budgeting, capital management support, earnings analysis, financial supplement, and analyst and stockholder communications support. He served as chief actuary from 1999 to 2004. Prior to joining Primerica, Mr. Moskowitz was vice president of Sun Life Insurance Company from 1985 to 1988 and was a senior manager at KPMG from 1979 to 1985. He received his Bachelor of Science, Industrial Management, from Georgia Institute of Technology while jointly enrolled at Georgia State University, where he completed coursework in Actuarial Science. Mr. Moskowitz is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

With 40 years of actuarial experience and leadership roles in the financial services industry, Mr. Moskowitz provides insight into the analysis and evaluation of actuarial and financial models, which form the basis of various aspects of corporate planning, financial reporting, and risk assessment, to the Board.

Barbara K. Rimer, DrPH, 67
Dean and Alumni Distinguished
Professor, Gillings School of
Global Public Health, University
of North Carolina,
Chapel Hill

Director since 1995

Corporate Governance Committee (Chair)
Executive Committee
Sustainability Committee

Dr. Rimer has been dean of the University of North Carolina Gillings School of Global Public Health, Chapel Hill, NC since June 2005 and alumni distinguished professor of the Gillings School of Global Public Health since 2003. Previously, she was director of the Division of Cancer Control and Population Sciences at the National Cancer Institute. She is a former director of Cancer Control Research and professor of Community and Family Medicine at the Duke University School of Medicine and was elected to the Institute of Medicine in 2008. In 2012, Dr. Rimer was appointed chairman of the President’s Cancer Panel. She earned both her Bachelor of Arts in English and Masters of Public Health from the University of Michigan, and her doctorate of public health (DrPH) from the Johns Hopkins School of Hygiene and Public Health. The mission of the Gillings School of Public Health is to improve public health, promote individual well-being, and eliminate health disparities across North Carolina and around the world.

Dr. Rimer’s insight and leadership are extremely relevant to the Company’s business and operations in light of her particular health care experience and knowledge.

Melvin T. Stith, 69 Dean Emeritus of the Martin J. Whitman School of Management at Syracuse University Director since 2012 Audit and Risk Committee Corporate Governance Committee

Dr. Stith is dean emeritus of the Martin J. Whitman School of Management at Syracuse University and served as dean from 2005 until July 2013. Prior to taking this position in 2005, Dr. Stith was the dean emeritus and Jim Moran Professor of Business Administration at Florida State University for thirteen years. He has been a professor of marketing and business since 1977 after having served in the U.S. Army Military Intelligence Command and achieving the rank of captain. He holds a bachelor’s degree from Norfolk State College and a master’s degree in business administration and a Ph.D. in marketing from Syracuse University. Dr. Stith currently serves on the boards of Synovus Financial Corp., where he serves on the compensation committee; and Flowers Foods, Inc., a publicly held baked foods company, where he serves on the compensation and governance committees, and the Jim Moran Foundation. He has also served on the boards of Correctional Services Corporation, JM Family Enterprises Youth Automotive Training Center, the Keebler Company, United Telephone of Florida, and Rexall Sundown.

Dr. Stith’s leadership skills in consensus-building, risk management and executive management, and his financial acumen add an important dimension to our Board’s composition.

Daniel P. Amos is the father of Paul S. Amos II. No other family relationships exist among any other executive officers or Directors.

Directors Not Standing for Re-Election

Mr. Takuro Yoshida, 63, is not standing for re-election, and his term will end as of the Annual Meeting.

CORPORATE GOVERNANCE

The Company has a long history of engaging shareholders to gain an understanding about the issues and concerns that are important to them. We believe that open communications can have a positive influence on our corporate governance practices such as the

Company's decision to become the first publicly traded company in the United States to voluntarily allow shareholders a say-on-pay. Additionally, as part of this governance philosophy, we communicate with our shareholders on a regular basis.

Director Independence

The Board of Directors annually assesses the independence of each Director nominee. The Board has determined that with respect to W. Paul Bowers, Toshihiko Fukuzawa, Elizabeth J. Hudson, Douglas W. Johnson, Robert B. Johnson, Charles B. Knapp, Joseph L. Moskowitz, Barbara K. Rimer, DrPH, Melvin T. Stith, and , (i) none of such individuals is precluded from being an independent director under the New York Stock Exchange (“NYSE”) listing standards and (ii) none of such individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and that accordingly, each such individual is considered an “independent director” for purposes of the NYSE listing standards. The Board of Directors has also determined that Takuro Yoshida, who is not standing for re-election at the Annual Meeting, was an “independent director” for purposes of the NYSE listing standards during the time he was a director. The Board made its determination based on information furnished by all Directors regarding their relationships with the Company and research conducted by management.

Board Leadership Structure

Daniel P. Amos has served as our Chairman of the Board since 2001 and as our CEO since 1990. The Board believes that the most effective Board leadership structure for the Company at the present time is for the CEO to continue to serve as Chairman of the Board in conjunction with the appointment of a Lead Non-Management Director as described below. This structure has served the Company well for many years. Combining the positions of Chairman and CEO provides the Company with decisive and effective leadership. The Board believes that Mr. Amos’ in-depth long-term knowledge of the Company’s operations and vision for its development make him the best qualified person to serve as both Chairman and CEO. Because the CEO is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the Board believes that Mr. Amos is the Director most qualified to act as Chairman of the Board. However, the Board retains the authority to modify this structure to best advance the interests of all shareholders, if circumstances warrant such a change.

The Board also believes that its existing corporate governance practices achieve independent oversight and management accountability. These governance practices are reflected in the Company’s Guidelines on Significant Corporate Governance Issues and the Committee charters and include the following:

●	the substantial majority of the Board are independent Directors;
●	the Audit and Risk, Compensation, and Corporate Governance Committees all comprise independent Directors;
●	the Company has a Lead Non-Management Director with the responsibilities described below; and
●	the Non-employee Directors meet at each regularly scheduled Board meeting in executive session without management present.

Lead Non-Management Director

The position of Lead Non-Management Director currently rotates triennially among the Chairs of the Audit and Risk, Compensation, and Corporate Governance Committees. Douglas W. Johnson is currently the Lead Non-Management Director. The responsibilities of the Lead Non-Management Director include the following:

●	consulting with the Chairman and Secretary in establishing the agenda for each Board meeting;
●	setting the agenda for, and leading, all executive sessions of the Non-employee Directors;
●	when appropriate, discussing with the Chairman matters addressed at such executive sessions;
●	facilitating discussions, between Board meetings, among the Non-employee Directors as appropriate;
●	serving as a liaison between the Non-employee Directors and the Chairman of the Board;

●	serving as a liaison between management and the Board; and
●	in coordination with the Chairman of the Board, facilitating the annual Board self-evaluation.

Furthermore, the Lead Non-Management Director has the ability to call meetings of the independent Directors.

Director Nominating Process

The Corporate Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance Committee also seeks to create a Board that is strong in its collective knowledge and has a diversity of backgrounds, skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. The Company’s Guidelines on Significant Corporate Governance Issues provide that diversity is a factor the Corporate Governance Committee should consider in nominating Directors. The diversity of Board and Committee members (which would include gender, ethnicity, race, color, and national origin) is one of the specified criteria considered by the Board as part of its annual self-evaluation.

The Corporate Governance Committee identifies potential nominees by asking current Directors and executive officers to notify the Corporate Governance Committee if they become aware of persons that meet the criteria described above and who have had a change in circumstances that might make them available to serve on the Board (for example, if an individual has retired as chief executive officer or chief financial officer of a public company or exited government or military service). The Corporate Governance Committee may also, from time to time, engage firms that specialize in identifying Director candidates. As described below, the Corporate Governance Committee will also consider candidates recommended by shareholders.

Once the Corporate Governance Committee identifies a person as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the potential candidate to assess whether that person should receive further consideration. If the Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications relative to any other candidates that the Corporate Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated below, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

The Corporate Governance Committee will consider Director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include: (i) the name of the shareholder and evidence of the person’s ownership of Common Stock, including the number of shares owned and the length of time of ownership; and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. No person 20 years of age or younger or 75 years of age or older is eligible for election or appointment as a member of the Board of Directors.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999, and must be received by the Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder, to be timely, must be so received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first.

In addition to the above described nomination process, our proxy access bylaw permits a shareholder (or a group of up to 20 shareholders) who owns shares of our outstanding capital stock representing at least 3% of the votes entitled to be cast on the election of directors, and who has owned such shares continuously for at least three years, to nominate and include in our proxy materials director candidates constituting up to 20% of the Board, if the nominating shareholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws.

Enterprise-Wide Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Audit and Risk Committee charter provides that the Audit and Risk Committee’s responsibilities and duties include risk management and compliance oversight. The Audit and Risk Committee charter provides that the Audit and Risk Committee shall discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Audit and Risk Committee reviews periodically with the internal auditors, together with the independent auditor and the Company's financial management, the adequacy and effectiveness of the internal controls of the Company, including information security policies and the internal controls regarding information security, and any special steps adopted in light of material control deficiencies.

The Audit and Risk Committee’s risk management oversight responsibilities include:

●	reviewing the Company’s risk assessment and enterprise risk management framework, including its risk management guidelines, risk appetite, risk tolerances, key risk policies and control procedures;
●	reviewing critical regulatory risk management filings and enterprise risk management material shared with regulators and rating agencies;
●	reviewing the general structure, staffing models, and engagement of the Company’s risk governance departments and practices;
●	reviewing the Company’s major financial risk exposures and evaluating processes, procedures, and controls that management has adopted to monitor and control those risks;
●	meeting in executive session with key senior leaders involved in risk management; and
●	reporting to the Board, at least annually, with respect to matters related to key enterprise risks and risk management areas of concentration.

The Finance and Investment Committee assists the Board of Directors by providing oversight of the investment process and investment risk management of the Company and its subsidiaries by reviewing and approving the investment policies, strategies, transactions and performances. The “investment process” is the process by which all investable cash flows of the Company and its subsidiaries are invested, and by which investments are managed to emphasize safety, liquidity, returns, tax considerations, applicable laws and regulations, and conformity to the needs of each Company. The “investment risk” includes, but is not limited to liquidity risk, market risk, and credit risk. “Liquidity risk” is risk stemming from the lack of marketability of an investment that cannot be bought or sold quickly enough to prevent or minimize a loss. “Market risk” is the risk that as a result of market movements, a firm may be exposed to fluctuations in the value of its assets, the amount of its liabilities, or the income from its assets. “Credit risk” is the risk of loss a firm is exposed to if a counterparty fails to perform its contractual obligations, including failure to perform them in a timely manner.

In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. As more fully discussed in the “Compensation Discussion and Analysis”

(“CD&A”) section of this Proxy Statement, incentive compensation performance objectives of the Company’s management are determined and established which are realistically obtainable so as not to encourage excessive risk taking.

The Company has a global Disclosure Committee comprising senior levels of management across the Company to ensure that disclosure controls and procedures are effective and provide, to the highest degree of certainty possible, that the information required to be disclosed to the investing public is accumulated and communicated to the Disclosure Committee to allow timely decisions regarding disclosure.

In its annual self-evaluation, the Board discusses its performance and oversight responsibility. In this discussion, the Board evaluates the quality of the information provided to Directors by the Audit and Risk Committee about the Company’s risk management and corporate compliance programs.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics, which is applicable to all Directors and employees, including executive officers, of the Company and its subsidiaries. The Code of Business Conduct and Ethics includes a Code of Ethics for Chief Executive and Senior Financial Officers that sets forth standards applicable to all officers, Directors, and employees but has provisions specifically applicable to the Chief Executive Officer, Chief Financial Officer, and the Chief Accounting Officer. The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics by posting such information on the Company’s website, aflac.com, under “Investors” then “Corporate Governance.”

Chief Executive Officer and Executive Management Succession Planning

The Board of Directors, in coordination with the Corporate Governance Committee, is responsible for Chief Executive Officer continuity succession planning and succession planning for key executives to ensure continuity in senior management. The Board of Directors, in coordination with the Corporate Governance Committee, also ensures that the Company has appropriate steps in place to address emergency Chief Executive Officer succession planning in the event of extraordinary circumstances.

As part of the Company’s Chief Executive Officer continuity succession planning, the Company’s Chief Executive Officer, in coordination with the Company’s executive management team, including the General Counsel and the Director of Human Resources,

periodically provides recommendations and evaluations of potential successors to the Chief Executive Officer position, along with a review of any development plans recommended for such individuals, to the Corporate Governance Committee. As part of the Company’s succession planning for key executives, the Corporate Governance Committee, in coordination with the Chief Executive Officer and executive management, identifies potential successors to executive management positions.

The Chief Executive Officer reviews executive succession planning and management development at an annual executive session of non-management Directors.

Communications with Directors

Shareholders may contact members of the Board by mail. To communicate with the Board of Directors, any individual Director or any group or committee of Directors (including Non-employee Directors as a group), correspondence should be addressed to the Board of Directors or any such individual Director or group or committee of Directors by either name or title. All such correspondence should be sent to the Corporate Secretary of Aflac Incorporated at the following address: 1932 Wynnton Road, Columbus, Georgia 31999.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

It is Company policy that each of the Directors attends the Annual Meeting. All of the Directors were in attendance at the 2015 Annual Meeting.

BOARD AND COMMITTEES

During 2015, the Board of Directors met four times, and all Directors attended at least 75% of the meetings of the Board and Board Committees on which they served.

The current principal seven Board of Directors committees are Audit and Risk, Compensation, Corporate Development, Corporate Governance, Executive, Finance and Investment, and Sustainability. The Audit and Risk Committee charter, the Compensation Committee charter, and the Corporate Governance Committee charter, as well as the

Company’s Guidelines on Significant Corporate Governance Issues and the Code of Business Conduct and Ethics, can all be found at the Company’s website, aflac.com, under “Investors” then “Corporate Governance.” These documents are also available in print to shareholders upon request. Shareholders may submit their request to Aflac Incorporated, Corporate Secretary, 1932 Wynnton Road, Columbus, Georgia 31999.

The Audit and Risk (formerly Audit) Committee

The Audit and Risk Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act.

The Audit and Risk Committee has the following primary duties and responsibilities:

●

to oversee that management has maintained the reliability and integrity of the financial reporting process and systems of internal controls of the Company and its subsidiaries regarding finance, accounting, and legal matters;

●	to issue annually the Audit and Risk Committee Report set forth below;
●	to select, oversee, evaluate, determine funding for and, where appropriate, replace or terminate the Company’s independent registered public accounting firm and monitor its independence;
●	to oversee the performance of the Company’s internal auditing department;
●	to assist Board oversight of the Company’s compliance with legal and regulatory requirements;
●	to oversee the Company’s policies, process, and structure related to enterprise risk engagement and enterprise risk management; and
●

to provide an open avenue of communication among the independent registered public accounting firm, management, the internal auditing department, and the Board. In addition, the Audit and Risk Committee’s charter provides that the Audit and Risk Committee shall discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Audit and Risk Committee reviews periodically with the internal auditors, together with the independent auditor and the Company's financial management, the adequacy and effectiveness of the internal controls of the Company, including information security policies and the internal controls regarding information security, and any special steps adopted in light of material control deficiencies.

In November 2015, the Audit Committee was reformed as the Audit and Risk Committee, which in addition provides direct oversight of areas of risk, such as legal, regulatory, compliance, and information security, and formalizes enterprise risk oversight at the Board level. The Audit and Risk Committee’s risk management oversight responsibilities include:

●	reviewing the Company’s risk assessment and enterprise risk management framework, including its risk management guidelines, risk appetite, risk tolerances, key risk policies and control procedures;
●	reviewing critical regulatory risk management filings and enterprise risk management material shared with regulators and rating agencies;
●	reviewing the general structure, staffing models, and engagement of the Company’s risk governance departments and practices;
●	reviewing the Company’s major financial risk exposures and evaluating processes, procedures, and controls that management has adopted to monitor and control those risks;
●	meeting in executive session with key senior leaders involved in risk management; and

●	reporting to the Board, at least annually, with respect to matters related to key enterprise risks and risk management areas of concentration.

The Audit and Risk Committee also pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm and pre- approves or ratifies all related person transactions that are required to be disclosed in the Company’s annual proxy statement. In addition, it is the responsibility of the Audit and Risk Committee to select, oversee, evaluate, determine funding for, and, where appropriate, replace or terminate the independent registered public accounting firm. At least annually, the Audit and Risk Committee reviews the services performed and the fees charged by the independent registered public accounting firm.

The independent registered public accounting firm has direct access to the Audit and Risk Committee and may discuss any matters that arise in connection with its audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit and Risk Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit and Risk Committee deems appropriate and may present its recommendations and conclusions to the Board.

The Audit and Risk Committee is composed of Douglas W. Johnson (Chairman and financial expert), W. Paul Bowers (financial expert), Charles B. Knapp, Joseph L. Moskowitz (financial expert), and Melvin T. Stith. All Audit and Risk Committee members qualify as “outside” Directors as defined by Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “IRC”), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the NYSE listing standards. The Audit and Risk Committee operates under a written charter adopted by the Board of Directors. The Audit and Risk Committee met thirteen times during 2015.

The Compensation Committee

The responsibilities of the Compensation Committee include the following: (i) to review, at least annually, the goals and objectives of the Company’s executive compensation plans; (ii) to evaluate annually the performance of the CEO with respect to such goals and objectives; (iii) to determine the CEO’s compensation level based on this evaluation; (iv) to evaluate annually the performance of the other executive officers of the Company in light of such goals and objectives, and set their compensation levels based on this evaluation and the recommendation of the CEO; (v) to review the Company’s incentive compensation programs to determine whether they encourage excessive risk taking, and evaluate compensation policies and practices that could mitigate any such risk; and (vi) to review the Company’s general compensation and benefit plans with respect to the goals and objectives of these plans. The Compensation Committee also reviews and approves compensation levels, equity-linked incentive compensation, and annual incentive awards, sometimes referred to as non-equity incentives, under the Company’s Management Incentive Plan (“MIP”) for all executive officers including those who are members of the Board.

With respect to Non-employee Director compensation, the Compensation Committee recommends to the Board a policy regarding Non-employee Director compensation and has recommended to the Board Non-employee Director compensation consistent with such policy. From time to time the Board may create a Special Purpose Committee made up of Non-employee Directors; remuneration for service on these committees is recommended by the Compensation Committee. The Board makes final determinations regarding Non-employee Director compensation.

The Compensation Committee retains a nationally recognized compensation consultant, Mercer LLC (the “Consultant”), to assist and advise the Compensation Committee in its deliberations regarding executive compensation. The Consultant works with the Compensation Committee in the review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends, and other technical considerations.

The Consultant typically assists in the following areas:

●	providing comparative company performance to determine CEO pay;
●	providing an evaluation of the competitiveness of the Company’s executive compensation and benefit programs;
●	reviewing plan design issues along with recommending improvement opportunities;
●	apprising the Compensation Committee of trends and developments in the marketplace;
●	assessing the relationship between executive pay and performance;
●	assessing proposed performance goals and ranges for incentive plans;
●	providing comparative company data to determine NEO compensation;

●	conducting compensation training sessions for the Compensation Committee; and
●	determining the compensation of Non-employee Directors.

Fees paid to the Consultant for executive compensation consulting services totaled $260,436 in 2015. Management retained affiliated companies of the Consultant to provide additional services not pertaining to executive compensation during 2015, and approved payments totaling $9,566,203 for those services. These payments consisted of broker commissions for insurance sales by the affiliated companies. As reported by the Consultant to the Compensation Committee, these payments represented less than ..08% of the Consultant’s employer’s annual revenue. The Compensation Committee has assessed the independence of the Consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the Consultant from independently representing the Compensation Committee.

Additional information regarding the Company’s processes and procedures for the consideration and determination of executive compensation can be found in the CD&A below.

The current members of the Compensation Committee are Robert B. Johnson (Chairman), Joseph L. Moskowitz, and Douglas W. Johnson. All members of the Compensation Committee are “outside” Directors as defined by Section 162(m), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the applicable NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee met eight times in 2015.

The Corporate Development (formerly Acquisition) Committee

The Acquisition Committee of the Board of Directors reviewed acquisition strategies with the Company's management, investigated acquisition candidates on behalf of the Company, and recommended acquisition strategies and candidates to the Company's Board, as appropriate. In February 2016, the Acquisition Committee was reformed as the Corporate Development Committee, which has the responsibility of reviewing the Company’s corporate and strategic organization development to identify, evaluate and execute on appropriate organic and inorganic opportunities that could enhance the Company’s long- term growth and build shareholder value. The Committee operates under a written charter adopted by the Board of Directors and is currently composed of W. Paul Bowers (Chairman), Elizabeth J. Hudson, Charles B. Knapp, and Joseph L. Moskowitz. The Committee met once during 2015.

The Corporate Governance Committee

The Corporate Governance Committee has the following primary duties and responsibilities:

●

selecting individuals qualified to serve as Directors of the Company to be nominated to stand for election to the Board of Directors (as discussed in the “Director Nominating Process” section beginning on page 15);

●	recommending to the Board, Directors to serve on committees of the Board;
●	advising the Board with respect to matters of Board structure, composition and procedures;
●	developing and recommending to the Board a set of corporate governance principles applicable to the Company;
●	monitoring compliance with the Company’s political participation program;
●	overseeing the evaluation of the Board; and
●	reviewing the Company’s management and succession planning to ensure that appropriate succession plans are in place.

The Corporate Governance Committee of the Board of Directors is composed of Barbara K. Rimer, DrPH (Chair), Robert B. Johnson, and Melvin T. Stith. All Corporate Governance Committee members qualify as “outside” Directors as defined by Section 162(m), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the NYSE listing standards. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Corporate Governance Committee met four times during 2015.

The Executive Committee

Under the Company’s Bylaws, the Executive Committee of the Board of Directors must consist of at least five Directors, including the Chief Executive Officer, the Chairman of the Board of Directors, the President, and such number of other Directors as the Board of Directors may from time to time determine. The Chief Executive Officer (or another member of the Executive Committee chosen by him) is the Chairman of the Executive Committee. The Executive Committee has and may exercise, during the intervals between meetings of the Board of Directors, all of the powers of the Board of Directors which may be delegated under Georgia law.

The membership of the Executive Committee also includes the chairpersons of the Audit and Risk, Compensation, and Corporate Governance Committees, and, therefore, includes the Company's Lead Non-Management Director.

The Executive Committee, which is composed of Daniel P. Amos (Chairman), Paul S. Amos II, Kriss Cloninger, Douglas W. Johnson, Robert B. Johnson, and Barbara K. Rimer, DrPH, met nine times during 2015.

The Finance and Investment (formerly Investment and Investment Risk) Committee

The Investment and Investment Risk Committee assisted the Board of Directors by providing oversight of the investment process and investment risk management of the Company and its subsidiaries by reviewing and approving the Company’s investment policies, strategies, transactions and performances. The “investment process” is the process by which all investable cash flows of the Company and its subsidiaries are invested, and by which investments are managed to emphasize safety, liquidity, returns, tax considerations, applicable laws and regulations, and conformity to the needs of the Company and its subsidiaries. The “investment risk” includes, but is not limited to liquidity risk, market risk, and credit risk.

In November 2015, the Investment and Investment Risk Committee was reformed as the Finance and Investment Committee, which in addition to overseeing the investment process and investment risk management, provides oversight of the Company's capital and financial resources.

Under its charter, the Finance and Investment a Committee has the following primary duties and responsibilities:

(1) finance oversight:
●

to review and reassess significant financial policies and matters of Treasury and corporate finance, including the Company's overall capital structure, dividend policy, share repurchase program, liquidity and the issuance or retirement of debt and other capital securities;

●	to review and provide guidance to the Board on the Company and subsidiaries significant reinsurance transactions and strategies;
●	to review and provide guidance on the Company’s credit ratings, ratings strategy and overall rating agency dialog;
●	to review and provide guidance to the Board on the financing strategy and capital impact of corporate development activities and multiyear strategic capital project expenditures;
●

to review and reassess the Company’s overall hedging strategy, including foreign exchange hedging at the holding company, cash flow hedging at the operating company, and as part of investment strategies, and to ensure proper governance over policies and procedures associated with trading in derivative instruments;

●

in partnership with the Compensation Committee, oversee the Company's processes for managing the finances of its employee pension and defined contribution benefit plans, including investment policies, actuarial assumptions and funding policy established by the Company for the defined benefit pension plan; and

●	in partnership with the Audit and Risk Committee, to review and provide guidance on the Company’s corporate insurance coverages; and
(2) investments oversight:
●	to oversee the investment process and investment risk management related policies, strategies, and programs of the Company and its subsidiaries;
●	to review and reassess, periodically, the adequacy of Global Investment Policy of the Company and its subsidiaries and approve any changes, additions, or deletions;
●	to review and approve investment transactions made on behalf of the Company and its subsidiaries;

●	to review the performance of the investment portfolios of the Company and its subsidiaries; and
●

to report regularly to the Board with respect to such other matters as are relevant to the Finance and Investment Committee’s discharge of its responsibilities and with respect to such recommendations as the Finance and

Investment Committee may deem appropriate.

The Finance and Investment Committee of the Company’s Board of Directors is composed of Charles B. Knapp, (Chairman), Paul S. Amos II, Elizabeth J. Hudson, and Thomas J. Kenny. The Finance and Investment Committee operates under a written charter adopted by the Board of Directors. The Finance and Investment Committee met nine times during 2015.

The Sustainability Committee

The Sustainability Committee of the Board of Directors has the following primary duties and responsibilities: (i) to provide assistance to the Board in fulfilling its responsibility to the shareholders in regards to the policies and practices that relate to the sustainable growth of the U.S. operation of the Company and its subsidiaries; (ii) to oversee the Company's sustainability plans and practices, including its internal policies and procedures as well as its public-facing corporate policy; and (iii) to review and discuss with management the Company's environmental activities and impacts. The Sustainability Committee assists management in setting strategy, establishing goals and integrating sustainability into the daily business activities of the Company’s U.S. operation, including the formulation and implementation of policies, procedures and practices that permit the Company to respond to evolving public sentiment and government regulation in the areas of environmental stewardship, energy use, recycling and carbon emissions, that foster the sustainable growth of the Company’s U.S. operation. "Sustainable growth" means the ability to meet the needs of our shareholders and customers while taking into account the needs of future generations. "Sustainable growth" also equates to the long-term preservation and enhancement of the Company’s financial, environmental and social capital.

The Sustainability Committee is composed of Elizabeth J. Hudson (Chair), W. Paul Bowers, and Barbara K. Rimer, DrPH. All members of the Sustainability Committee are “outside” Directors as defined by Section 162(m), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the applicable NYSE listing standards. The Sustainability Committee operates under a written charter adopted by the Board of Directors. The Sustainability Committee met once during 2015.

Compensation Committee Interlocks and Insider Participation

During 2015, the members of the Company’s Compensation Committee were Robert B. Johnson (Chairman), David Gary Thompson, Douglas W. Johnson, and Joseph L. Moskowitz. None of such persons is a current or former employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee serving during 2015 had any relationship requiring disclosure under the section titled

“Related Person Transactions” in this Proxy Statement. During 2015, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served. During 2015, no Director was an executive officer of another entity on whose compensation committee any executive officer of the Company served.

DIRECTOR COMPENSATION

Directors who also serve as employees of the Company or its subsidiaries are not entitled to compensation as Board members. For all other directors (“Non-employee Directors”), the Compensation Committee reviews the policy regarding total compensation at least every other year and recommends compensation to the Board for Non-employee Directors consistent with the policy. The policy was reviewed and amended in 2015. Under the current policy, Non-employee Directors receive $115,000 annually for their service as such. A Non-employee Director serving on the Audit and Risk Committee receives an additional $10,000 annually for that service. In addition, the chairs of each of the Compensation Committee, Audit and Risk Committee, Corporate Governance Committee, Finance and Investment Committee, Sustainability Committee, and Acquisition (now Corporate Development) Committee receive additional annual fees of $20,000, $25,000, $15,000, $20,000, $15,000, and $15,000 respectively. The Lead Non-Management Director receives an additional $25,000 annual fee. From time to time the Board may create a Special Purpose Committee made up of Non-employee Directors; remuneration for service on these committees is recommended by the Compensation Committee. The Board makes final determinations regarding Non-employee Director compensation.

When a Non-employee Director first joins the Board of Directors, he or she is granted an award of nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof, with a value as determined by the Board of Directors not in excess of the value of a nonqualified stock option covering an aggregate of 10,000 shares of Common Stock. In the following calendar year, and for each year thereafter, each Non-employee Director may, at the discretion of the Board, receive restricted stock, nonqualified stock options, stock appreciation rights, or a combination thereof with a dollar value to approximate $135,000 based upon (in the case of stock options and stock appreciation rights) the most current Black-Scholes-Merton three-year period valuation price of option shares as determined by the Compensation Committee’s independent compensation consultant,

Mercer LLC (the “Consultant”). If the Board grants restricted stock, it may permit Non-employee Directors to elect to receive nonqualified stock options in lieu thereof. In 2015, no Non-employee Director elected to receive nonqualified stock options. Grants of restricted stock made to Non-employee Directors in 2015 become vested on the first anniversary of the date of the award if the Non-employee Director continues to be a Director through such date. Upon cessation of service by reason of retirement, a Non-employee Director becomes immediately vested in all outstanding stock options and awards that have not yet expired, as long as the Non-employee Director has completed at least one full year of vesting. A Non-employee Director becomes 100% vested in options and stock awards upon cessation of service by reason of death, disability or change in control.

Non-employee Directors, with the exception of those who are or within one year will become retirement eligible, may elect to have all or a portion of their Board annual retainer paid in the form of immediately vested nonqualified stock options, restricted stock that vests upon four years of continued service, or a combination thereof as determined by the Board of Directors. In 2015, one of the Non-employee Directors made an election to receive a combination of restricted stock and nonqualified stock options in lieu of an annual retainer.

The Company maintains a retirement plan for Non-employee Directors who have attained age 55 and completed at least five years of service as a Non-employee Director. Effective 2002, newly elected Non-employee Directors are not eligible for participation in this plan. The dollar value and length of payment of the annual retirement benefits were frozen effective May 3, 2010. The Non-employee Directors do not participate in any nonqualified deferred compensation plans.

For additional information, please see “Stock Ownership Guidelines; Hedging and Pledging Restrictions” on page 41.

2015 DIRECTOR COMPENSATION

The following table identifies each item of compensation paid to Non-employee Directors for 2015.

				Change
				in Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
	Cash	Awards(2)	Awards(3)	Earnings(4)	Compensation(5)	Total
Name(1)	($)	($)	($)	($)	($)	($)
W. Paul Bowers	140,000	135,032	—	—	—	275,032
Elizabeth J. Hudson	130,000	135,032	—	—	—	265,032
Douglas W. Johnson	175,000	135,032	—	—	—	310,032
Robert B. Johnson	135,000	135,032	—	—	—	270,032
Thomas J. Kenny	55,523	50,054	135,228	—	60,000	300,805
Charles B. Knapp	145,000	135,032	—	—	—	280,032
Joseph L. Moskowitz	83,333	98,456	—	—	—	181,789
Barbara K. Rimer, DrPH	130,000	135,032	—	—	—	265,032
Melvin T. Stith	125,000	135,032	—	—	—	260,032
David Gary Thompson*	38,333	—	—	—	—	38,333
Takuro Yoshida	115,000	135,032	—	—	—	250,032

*	David Gary Thompson retired from the Board of Directors on May 4, 2015.
(1)

Daniel P. Amos, Chairman and CEO; Paul S. Amos II, President, Aflac; and Kriss Cloninger III, President, are not included in the table, as they are employees and thus do not receive compensation for their services as Directors. The compensation received by Messrs. Daniel P. Amos, Paul S. Amos II, and Cloninger as employees is shown in the Summary Compensation Table below.

(2)

This column represents the dollar amount recognized in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for financial statement purposes with respect to the 2015 fiscal year for the fair value of restricted stock granted in 2015. The fair values of the awards granted in 2015 were calculated using the closing per-share stock price on the date of grant of $64.24 for W. Paul Bowers, Elizabeth J. Hudson, Douglas W. Johnson, Robert B. Johnson, Charles B. Knapp, Barbara K. Rimer, Melvin T. Stith and Takuro Yoshida and the closing per-share stock price on the date of grant of $63.52 for Thomas J. Kenny and Joseph L. Moskowitz. As of December 31, 2015, each Non-employee Director held the following number of restricted stock awards: W. Paul Bowers, 6,889; Elizabeth J. Hudson, 8,438; Douglas W. Johnson, 4,313; Robert B. Johnson, 8,438; Thomas J. Kenny, 788; Charles B. Knapp, 2,102; Joseph L. Moskowitz, 1,550; Barbara K. Rimer, 2,102; Melvin T. Stith, 9,776; and Takuro Yoshida, 2,102.

(3)

In accordance with the SEC’s reporting requirements, this column represents the dollar amount recognized in accordance with ASC 718 for financial statement purposes with respect to the 2015 stock option grants. The Company's valuation assumptions are described in Note 12 “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Company’s Annual Form 10-K filed with the SEC for the year ended December 31, 2015. Stock options granted to Non-employee Directors vest 25% per year over a four-year vesting period. As of December 31, 2015, each non-employee Director held stock options covering the following number of shares of Common Stock: Elizabeth J. Hudson, 29,026; Douglas W. Johnson, 47,236; Robert B. Johnson, 7,000; Thomas J. Kenny, 14,735; Charles B. Knapp, 52,749; Barbara K. Rimer, 52,749; and Takuro Yoshida, 44,749.

(4)

Represents change in pension value. W. Paul Bowers, Douglas W. Johnson, Robert B. Johnson, Thomas J. Kenny, Joseph L. Moskowitz, Melvin T. Stith, David Gary Thompson, and Takuro Yoshida do not participate in the Director retirement plan since they first became Directors after the plan was closed to new participants in 2002. The aggregate change in the actuarial present value of the accumulated benefit obligation was a decrease for: Elizabeth J. Hudson, $4,660; Charles B. Knapp, $6,267; and Barbara K. Rimer, $2,507.

(5)

Amounts disclosed if in excess of $10,000. Thomas J. Kenny was appointed by the Board of Directors to fill a vacancy on the Board on February 10, 2015. Effective February 9, 2015, the Company terminated a consulting agreement that it entered into with Mr. Kenny on April 19, 2012. The amount reflected in Other Compensation represents Mr. Kenny’s consulting fees prior to joining the Board.

The following information is provided with respect to each Director and nominee:

	Shares of Common
	Stock Beneficially	Percent of
	Owned on	Outstanding	Voting Rights on	Percent of
Name	February 24, 2016(1)	Shares	February 24, 2016	Available Votes
Daniel P. Amos	5,036,249	1.2	47,002,889	6.5
Paul S. Amos II	2,108,705.5		20,266,856	2.9
W. Paul Bowers	7,619	*	7,619	*
Kriss Cloninger III	782,748.2		5,394,418.8
Toshihiko Fukuzawa	3,394,236.8		33,942,360	4.8
Elizabeth J. Hudson	85,257	*	772,650.1
Douglas W. Johnson	52,505	*	402,578.1
Robert B. Johnson	21,976	*	122,705	*
Thomas J. Kenny	8,023	*	8,023	*
Charles B. Knapp	90,423	*	786,402.1
Joseph L. Moskowitz	3,756	*	3,756	*
Barbara K. Rimer, DrPH	49,906	*	379,000.1
Melvin T. Stith	10,514	*	10,514	*
Takuro Yoshida	3,428,354.8		34,165,712	4.9

*	Percentage not listed if less than .1%.
(1)

Includes options to purchase shares, which are exercisable within 60 days for: Daniel P. Amos, 2,028,078; Paul S. Amos II, 182,732; Kriss Cloninger III, 319,419; Elizabeth J. Hudson, 29,026; Douglas W. Johnson, 35,854; Robert B. Johnson, 7,000; Thomas J. Kenny, 7,235; Charles B. Knapp, 39,988; Barbara K. Rimer, DrPH, 39,988; and Takuro Yoshida, 31,988. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan in 2013, 2014, 2015 and 2016 for: Daniel P. Amos, 330,822; and in 2014, 2015, and 2016 for Paul S. Amos II, 63,652; and Kriss Cloninger III, 141,531, for which they have the right to vote, but may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan in 2012, 2013, 2014 and 2015 for: Elizabeth J. Hudson, 8,438; Robert B. Johnson, 8,438; and Melvin T. Stith, 9,776; and in 2012 and 2015 for Douglas W. Johnson 4,313; and in 2013, 2014 and 2015 for W. Paul Bowers, 6,889; and in 2015 for Thomas J. Kenny, 788; Charles B. Knapp, 2,102; Joseph L. Moskowitz, 1,550; Barbara K. Rimer, DrPH, 2,102; and Takuro Yoshida, 2,102; which they have the right to vote, but may not transfer until the shares have vested four years from the date of grant and one year from the date of grant for restricted shares granted in 2015.

Also includes the following shares:

Daniel P. Amos: 2,273 shares owned by his spouse; 450,498 shares owned by partnerships of which he is a partner; 1,228,497 shares owned by trusts of which he is trustee; 477,728 shares owned by the SOMA Foundation Inc.; 203,866 shares owned by the Daniel P. Amos Family Foundation, Inc.; 53,794 shares owned by a trust with his spouse as trustee; and 112,444 shares owned by the Paul S. Amos Family Foundation, Inc.

Paul S. Amos II: 94,325 shares owned by his spouse; 54,403 shares owned by his children; 166,552 shares owned by trusts with his spouse as trustee; 900,778 shares owned by trusts of which he or his children are beneficiaries; 15,000 shares owned by a partnership of which he is a partner; 24,130 shares owned by the Paul & Courtney Amos Foundation; 8,000 shares owned by the Dan Amos Dynasty Trust; 203,866 shares owned by the Daniel P. Amos Family Foundation, Inc.; 112,444 shares owned by the Paul S. Amos Family Foundation, Inc.

Kriss Cloninger III: 32,616 shares owned by his spouse; 56 shares owned by his spouse’s children; 43,154 shares owned by partnerships of which Mr. Cloninger is a partner; and 16,300 shares owned by trusts with Mr. Cloninger as trustee.

Elizabeth J. Hudson: 2,800 shares owned by her children; 44,551 shares owned by trusts with Ms. Hudson as trustee.

Charles B. Knapp: 21,000 shares owned by his spouse.

Takuro Yoshida: 3,394,236 shares owned by The Mizuho Trust & Banking Co., Ltd. Mr. Yoshida shares the power to vote these shares.

Toshihiko Fukuzawa: 3,394,236 shares owned by The Mizuho Trust & Banking Co., Ltd. Mr. Fukuzawa shares the power to vote these shares.

Principal Shareholders

No person, as of February 24, 2016, was the owner of record or, to the knowledge of the Company, beneficial owner of more than 5% of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

Name and Address		Amount of		Percent	Percent of
of Beneficial	Title of Class	Beneficial Ownership		of	Available
Owner	Common Stock	Shares	Votes	Class	Votes
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	1 Vote Per Share	21,878,030	21,878,030	5.2	3.1
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, PA 19355	1 Vote Per Share	26,629,832	26,629,832	6.4	3.8
Norges Bank(1) (The Central Bank of Norway) Bankplassen2 PO Box 1179 Sentrum NO 0107 Oslo Norway	1 Vote Per Share	27,149,212	27,149,212	6.5	3.9
Daniel P. Amos(2) 1932 Wynnton Road Columbus, GA 31999	10 Votes Per Share	4,662,960	46,629,600	1.2	6.5
	1 Vote Per Share	373,289	373,289
		5,036,249	47,002,889

(1)	The above information is derived from Schedule 13Gs filed with the Securities and Exchange Commission, dated February 9, 2016 by BlackRock Inc., dated February 10, 2016 by The Vanguard Group, and dated February 11, 2016 by Norges Bank. According to the Schedule 13G filings, BlackRock Inc., The Vanguard Group, and Norges Bank have sole voting and dispositive power with respect to these shares.
(2)	See footnote (1) on page 24.

Security Ownership of Management

The following table sets forth, as of February 24, 2016, the number of shares and percentage of outstanding shares of Common Stock beneficially owned by: (i) our named executive officers, comprising our CEO, CFO, and the three other most highly compensated executive officers as listed in the 2015 Summary Compensation Table (collectively, the “NEOs”) whose information was not provided under the heading “Election of Directors,” and (ii) all Directors and executive officers as a group.

Common Stock Beneficially Owned and Approximate Percentage of Class as of February 24, 2016

Name	Shares(1)	Percent of Shares	Votes	Percent of Votes
Frederick J. Crawford	33,095	*	33,095	*
Eric M. Kirsch	93,500	*	93,500	*
All Directors, nominees, and executive officers as a group (24 persons)	16,266,532	3.9	149,855,588	20.5

*	Percentage not listed if less than .1%.
(1)	Includes options to purchase shares, which are exercisable within 60 days for Eric M. Kirsch of 19,080 and all Directors and executive officers as a group, 3,147,736. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan; in 2015 and 2016 for Frederick J. Crawford of 32,917; in 2014, 2015 and 2016 for Eric M. Kirsch of 50,727; and all Directors and executive officers as a group 900,569 which they have the right to vote, but they may not transfer until the shares have vested. Includes 47,814 shares pledged for all Director nominees and executive officers as a group. For information on the Company’s pledging policy, please see “Stock Ownership Guidelines; Hedging and Pledging Restrictions” on page 41.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), executive officers, Directors, and holders of more than 10% of the Common Stock are required to file reports of their trading in Company equity securities with the SEC. Mr. Thomas J. Kenny, a Director, did not timely report the receipt of a 10,000 stock option award on February 10, 2015. A Form 4 for this transaction was filed on February 19, 2015.

Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all other filings required to be made by its reporting persons complied with all applicable Section 16 filing requirements during the last fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) section provides a detailed description of our executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee related to those programs, and the factors considered in making those decisions. This CD&A focuses on our named executive officers (“NEOs”) for 2015, who were:

Named Executive Officer	Title
Daniel P. Amos	Chairman & Chief Executive Officer
Frederick J. Crawford	Executive Vice President, Chief Financial Officer (effective June 30, 2015)
Kriss Cloninger III	President
Paul S. Amos II	President, Aflac
Eric M. Kirsch	Executive Vice President, Global Chief Investment Officer, Aflac

Successful 2015 Leadership Transition

In 2015, the Company underwent a successful leadership transition. Mr. Crawford joined the Company as the Executive Vice President, Chief Financial Officer effective June 30, 2015, replacing Mr. Cloninger as Chief Financial Officer effective as of that date. Mr. Cloninger remains President with a particular emphasis on capital and strategic planning, as well as helping the Company grow while ensuring solid profitability.

Overview

The Company’s compensation philosophy is to provide pay-for-performance that is directly linked to the Company’s results. We believe this is the most effective method for creating shareholder value, and that it has played a significant role in making the Company an industry leader. Importantly, the performance-based elements of our compensation programs apply to all levels of Company management, not just the executive officers. In fact, pay-for-performance components permeate every employee level at the Company. The result is that we are able to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global business on a day-to-day basis, as well as for the future.

Our executive compensation program is designed to drive shareholder value via the following guiding principles:

●	a pay-for-performance philosophy and compensation program structure that directly incentivizes our executives to achieve our annual and long-term strategic and operational goals;
●	compensation elements that help us attract and retain high-caliber talent to lead the Company in its execution of its business plan; and
●	best practices with respect to corporate governance policies, such as stock ownership guidelines, clawback provisions, and no change-in-control excise tax gross-ups.

Summary of 2015 Results

The Company delivered strong financial and operating results in 2015. Notable achievements that contributed to shareholder value creation included:

●	growing total operating revenues, excluding foreign currency effect, by 1.3% to $22.8 billion;
●	meeting our operating earnings objective for the 26th consecutive year as operating earnings per diluted share increased by 7.5% (excluding impact from foreign currency);
●

generating $2.5 billion in total combined new annualized premium sales in the United States and Japan driven by a 13.4% increase in third sector sales (cancer and medical) in Japan and 3.7% increase in U.S. sales;

●	increasing the quarterly dividend by 5.1% to $.41 per quarter and the annual dividend by 5.3% to
$1.58, marking the 33rd consecutive year in which the dividend has been increased;
●	generating an industry-leading return on equity of 14.1%; additionally, our operating return on shareholders’ equity excluding foreign currency effect (“OROE”) for the full year was 20.2%;
●	our capital ratios, as of December 31, 2015 remain strong:

○	Risk-based capital (“RBC”) ratio was 933%;
○	Solvency margin ratio (“SMR”), the principal capital adequacy measure in Japan, was 828%; and

●	repurchasing $1.3 billion (21.2 million) of the Company’s shares as part of a balanced capital allocation program, made possible due to the strength of our capital ratios and liquidity position.

Strong Corporate Governance Policies and Leader in Best Practices

The Company has been a leader in corporate governance best practices and the Company’s executive compensation programs reflect the following strong, longstanding governance principles:

What We Do

✓	First public company in the U.S. to provide shareholders with a say-on-pay vote (voluntary action starting in 2008, three years before the vote became required)

✓	Prioritize active engagement with our shareholders regarding our compensation program and history of responding to our shareholders’ feedback in a timely manner

✓

As a result of our rigorous pay-for-performance formulaic structure for CEO compensation, for the past 18 years, the CEO’s total direct compensation has been determined based on the Company’s performance versus peers (relative financial performance (weighted 54%) and relative total shareholder return (“TSR”) performance (weighted 46%)) and is regularly evaluated by the Compensation Committee

✓	Independent Compensation Committee oversees the program

✓	Independent compensation consultant, Mercer LLC (the “Consultant”), is hired by and reports to the Compensation Committee

✓	Annual report by the Consultant to the full Board on CEO pay and performance alignment

✓	Stock ownership guidelines for executive officers and Directors in place since 1998

✓	Clawback policy in place since 2007

✓	Supplemental Executive Retirement Plan frozen to new participants effective January 1, 2015

✓	Double trigger change-in-control requirements in all employment agreements
What We Don’t Do

✗	No golden parachute payments for CEO or President following a change in control

✗	No entering into a 10b5-1 plan by officers or Board members unless approved by the Compensation Committee

✗	No hedging or short sales of Company stock by officers or Board members

✗	No pledging of Company stock by executive officers or Board members as of February 2013

✗	No grandfathered pledged Company stock counts toward the stock ownership guidelines

✗	No repricing underwater stock options

✗	No change-in-control excise tax gross-ups

A further summary of the CEO compensation program and its emphasis on pay-for-performance can be found below in the “CEO and President Compensation and Pay-for-Performance” section of this CD&A.

Response to Say-on-Pay Vote

The Company has a history and a well-earned reputation with its shareholders as a transparent organization. That commitment to transparency on all levels was certainly a driving force in our decision in 2008 to allow shareholders a “say-on-pay” advisory vote, far ahead of the requirement later imposed on companies by the Dodd-Frank Wall Street Reform and Consumer Protection Act. In 2015, our say-on-pay vote received strong support, with 87% of our shareholders voting in favor of our executive compensation programs.

Consistent with our approach in prior years, the Company engaged in extensive shareholder outreach efforts throughout 2015. The feedback from these conversations was incorporated into the regular review of compensation practices by the Compensation Committee, which in turn conducted a thorough analysis of best practices. The Compensation Committee referenced both internal analysis and analysis from the Consultant. Based on the feedback resulting from the Company’s shareholder engagement and analysis:

●	In 2014, we changed the process for setting the CEO’s compensation to better align our relative financial and TSR performance with the CEO’s pay in the same year, thus eliminating the timing disconnect under the prior method.
●	In 2015, we eliminated the overlap in performance metrics used in the annual non-equity incentive plan and long-term equity incentive plan.
●	In 2016, performance-based restricted share objectives will be measured using a three-year average vesting metric. For more information, see the “Metric Changes for 2016” section below.

We constantly analyze our practices to ensure that we remain current in our approaches, a leader in executive compensation best practices, and cognizant of shareholder concerns. As such, we will continue our review to determine if additional changes should be made in 2016. The Company is currently evaluating its definition of operating earnings, and whether hedge costs related to foreign currency investments should be included in the definition. See the “Metric Changes for 2016” section below for additional information.

As a company, we pride ourselves on incorporating ethics and transparency into everything we do, including compensation disclosure.

Summary of Executive Compensation Programs

As a leader in our industry segment, we recognize that a sound management compensation program is a part of what makes a company an employer of choice. Our compensation philosophy is to provide pay that is directly linked to the Company’s performance results.

Of the four pay elements set forth below, we consider the annual and long-term incentive forms of compensation to be the most important because they represent the largest part of total rewards for executives, and therefore provide the strongest link to company results and shareholder value creation, while also enabling us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global enterprise on a day-to-day basis, as well as for the future.

Key Elements of Our Executive Compensation Programs

Element	Objective	Purpose
Base Salary	●Talent attraction and retention ●Alignment with shareholder value creation	●Provide annual cash income that is both market competitive and commensurate with an individual’s talents and level in the organization ●Motivate and retain key talent
Management Incentive Plan (“MIP”)	●Pay-for-performance ●Alignment with operating growth metrics that drive shareholder value creation	●Motivate executives and reward achievement for performance on key annual operational and strategic goals ●Focus on key short-term value drivers for our business ●Motivate and retain key talent
Long-term Incentives (“LTI”)	●Pay-for-performance ●Alignment with long-term shareholder value creation	●Motivate executives and reward achievement for performance on key long-term operational and strategic goals ●Focus on key long-term value drivers for our business ●Motivate and retain key talent
Retirement & Benefits	●Talent retention ●Tax effective pay ●Security	●Provide market competitive retirement benefits (pension, 401(k), etc.) to aid in talent retention ●Satisfy employee health and welfare needs

The key elements of our executive compensation programs directly link compensation incentives with our business goals and shareholder interests:

Element	Vehicle	Performance Link
Base Salary	Cash	●Set at competitive levels to attract and retain key talent
MIP	Cash
●Annual incentive award performance metrics align with our business strategy, geographic goals, and key value drivers of our Company
●Corporate Goals: EPS, OROE, SMR, Net Investment Income
●U.S. Goals: increase in new annualized premiums, increase in premium income, increase in pretax operating earnings
●Japan Goals: increase in new annualized premiums, increase in premium income, increase in pretax operating earnings
Metrics are rigorous and set with the intention of achieving target performance 50%-60% of the time
LTI	PBRS and Stock Options
●PBRS (100% of LTI for CEO and President; 80% of LTI for other NEOs)
●RBC ratio metric represents key industry performance measures that align with long-term value creation

●Stock Options (0% of CEO and President LTI; 20% of other NEOs)
●Align executive’s interests with shareholder interests; only provides value if share price increases
PBRS vest on three-year financial performance Options cliff vest after three years

Peer Group

Each year, the Compensation Committee reviews the composition of the peer group against which the Company’s executive compensation programs and financial performance are benchmarked. Key factors the Compensation Committee considers during its annual review of companies in the peer group include the following: operating characteristics, revenue size, asset size, profitability, market value, and total number of employees. Based on the annual review, a peer group is selected among companies that are engaged in businesses similar to that of the Company, are of size similar to that of the Company, and compete against the Company for talent. The following 17 companies, which were unchanged since 2013, were selected to comprise the 2015 peer group:

Aetna Inc.	Lincoln National Corporation
The Allstate Corporation	Manulife Financial Corporation
Assurant, Inc.	MetLife, Inc.
The Chubb Corporation	Principal Financial Group, Inc.
CIGNA Corporation	The Progressive Corporation
CNO Financial Group, Inc.	Prudential Financial, Inc.
Genworth Financial, Inc.	The Travelers Companies, Inc.
The Hartford Financial Services Group, Inc.	Unum Group
Humana Inc.

Overall, the Company’s revenues and total assets were somewhat higher than the median of the peers, and our market value was slightly higher than the peer group median. The data shown below reflect those metrics relevant at the time of the peer group review:

(in millions)	Revenue(1)		Total Assets(2)		Market Value(3)
Aflac Incorporated	$23,181	(4)	$124,381	(4)	$25,562
Peer Median	$20,609		$102,110		$24,048

(1)	For the trailing 12 months ending September 30, 2015
(2)	As of September 30, 2015
(3)	As of December 31, 2015 when data was compiled for the performance review by the Compensation Committee
(4)	Figures are net of foreign currency effect

The assessment of the Company’s 2015 performance relative to the peer group can be found below in the “CEO and President Compensation and Pay-for Performance” section of this CD&A.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

Base Salary

The primary purpose of the base salary component of our executive compensation program is to provide the recipient with a steady stream of income consistent with his or her level of responsibility, qualifications and contribution over time. The Consultant annually gathers comparative market data on salaries for (i) the Compensation Committee to use in reviewing and determining the CEO’s salary and (ii) the CEO to use in making recommendations for the salaries of all other executive officers.

In the aggregate, the total base salaries of all of the Company’s executive officers are near the 50th percentile of the survey results for these same positions at peer group companies. Virtually all executive officers, including NEOs, receive salaries that are within a plus or minus range of 20% from the survey median for their positions. Only Mr. Cloninger’s salary is above this range, which we consider appropriate given his tenure with the Company, his current important role of President, as well as his experience gained through serving in other executive level roles while with the Company (e.g., CFO and Treasurer). In general, executive officers who are new to their role are likely to be below the median and executive officers who have been in their jobs for extended periods are more likely to be above the median.

In 2015, Messrs. Daniel P. Amos and Cloninger did not receive salary increases; Mr. Daniel P. Amos has not received a salary increase in the last four years. Mr. Crawford was hired in 2015 and his base salary was set at an annualized level of $700,000 upon his hiring. Messrs. Paul S. Amos and Kirsch received approximately a 1.5% base salary increase for 2015.

Management Incentive Plan (MIP)

All of the NEOs are eligible to participate in an annual non-equity incentive plan sponsored by the Company, referred to as the MIP, which was submitted to and approved by shareholders in 2012 (the Amended and Restated 2013 Management Incentive Plan).

The Board of Directors believes that it is important for the Company to manage the business for the long-term value of its shareholders. Therefore, performance goals are tailored to metrics that drive shareholder returns such as sales growth, earnings growth, and return on equity.

The MIP payout is entirely dependent upon the level of achievement of performance goals. This methodology for setting MIP goals has been consistent for many years:

●	MIP segment metrics for Aflac U.S. and Aflac Japan are consistent with assumptions used in developing segment financial projections
(described below) based on the Company’s best estimates for the coming year.
●	The segment projections are then consolidated into the corporate financial projection used to develop earnings per share guidance.

The Company’s CEO, President, and CFO recommend to the Compensation Committee the specific Company performance objectives and their ranges. In recommending the incentive performance objectives to the Compensation Committee, the Company’s CEO, President, and CFO take into consideration past performance results and scenario tests of the Company’s financial outlook as projected by a complex financial model. The model projects the impact on various financial measures using different levels of total new annualized premium sales, investment returns, budgeted expenses, morbidity, and persistency. This enables the Company to set ranges around most performance objectives.

For each of the performance measures, a target performance level is established. In addition, a minimum and maximum level is established. The payout for a minimum result is one-half of the target result, while the payout for a maximum result is two times that of the target result. Typically, the target result is equidistant between the minimum result and the maximum result. Interpolation is used to calculate incentive payouts for results between minimum and target or target and maximum.

The Compensation Committee considers the probability of attainment of each of the various measures. Generally, it is expected that target performance will be attained 50% to 60% of the time, minimum performance attained at least 75% of the time, and maximum performance attained not more than 25% of the time. During its annual review in February, the Compensation Committee reviews and approves or, if deemed appropriate, modifies the annual incentive goals for that year.

Importance of neutralizing foreign currency effects:
Since 1991, the Company has communicated external earnings guidance that excludes foreign currency effects because of the importance of our Japanese business to our results and the fact that currency changes are largely outside of management’s control.

However, reported earnings do reflect the impact of foreign currency.

The reason the MIP objectives are set on a currency neutral basis is that the Compensation Committee strongly believes that in a period of yen strengthening, which was experienced as recently as 2008 through 2012, the Company’s management should not be rewarded with MIP payments that benefit from reported results that were enhanced by currency changes. Similarly, the Company’s management should not be penalized in periods of yen weakening as has been experienced in the last several years.

In addition to currency neutrality, the business environment in which the Company operates is taken into consideration when setting MIP objectives for each metric, which resulted in lower targets for pretax operating earnings in Japan. The MIP goals were then approved by the Compensation Committee in February 2015.

2015 MIP Targets and Actual Performance:
The following descriptions of the corporate and business segment metrics and objectives for 2015 MIP apply to the NEOs.

	Minimum	Target	Maximum
Corporate Metrics:	Goal	Goal	Goal	2015 Actual
Growth of operating earnings per diluted share on a consolidated basis for the company (excluding foreign currency effect) from a 2014 base of $6.16 per share	2% (or $6.29 per share)	3% (or $6.35 per share)	7% (or $6.59 per share)	7.5% (or $6.62 per share)
Operating Return on Shareholder Equity (excluding foreign currency effect) (OROE)	16%	20%	24%	20.2%
Solvency Margin Ratio	500%	600%	700%	828%
Net Investment Income (Consolidated)	Budget minus 2%	Budget	Budget plus 2%	Budget plus 2.2%
U.S. Segment Metrics:
Increase in New Annualized Premiums	3.00%	5.00%	7.00%	3.70%
Increase in Direct Premiums	2.00%	2.75%	3.50%	2.60%
Increase in Pretax Operating Earnings	0.50%	1.50%	2.50%	2.70%
Japan Segment Metrics:
Increase in New Annualized Premiums (increase in third sector sales)	1.00%	3.00%	5.00%	13.38%
Increase in Direct Premiums	0.00%	0.75%	1.50%	1.38%
Increase in Pretax Operating Earnings before allocated expenses and foreign currency change	-4.00%	-3.00%	-2.00%	0.42%
Global Investments Metrics (Eric M. Kirsch only):
Net Investment Income (Consolidated)--same as above	Budget minus 2%	Budget	Budget plus 2%	Budget plus 2.2%
Credit Losses/Impairments (in millions)	($325)	($225)	($125)	$150

The incentive measures described above include statistical and non-GAAP financial measures as more fully described below.

Our corporate performance is measured by:

●

Operating earnings per diluted share and operating return on shareholders’ equity (“OROE”), both excluding the impact of foreign currency effect. We define operating earnings per diluted share to be the profits derived from operations, inclusive of interest cash flows associated with notes payable, before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, divided by the weighted- average number of shares outstanding for the period plus a number of weighted-average shares to compensate for the dilutive effect of share-based awards. Because foreign exchange rates are outside of management’s control, operating earnings per diluted share growth is computed using the average yen/dollar exchange rate for the prior year, which eliminates fluctuations from currency rates that can magnify or suppress reported results in dollar terms.

●

The Japan Solvency Margin Ratio (“SMR”), associated with our regulatory reporting to the Financial Services Agency in Japan, was applicable to 2015 MIP determinations. SMR measures an insurance company’s ability to satisfy policy obligations. A strong SMR serves to protect our policyholders’ interests, while also improving our flexibility to invest in additional asset classes with the objective of enhancing our risk-adjusted investment returns and returning capital to our shareholders through share repurchases and cash dividends. The

SMR is an important financial indicator and key benchmark for industry regulators. We have viewed maintaining a strong capital position as an important priority for years. Aflac’s SMR also remains high and was 828% at the end of 2015.

●

The Net Investment Income corporate metric emphasizes that our investment objective to maximize the Company’s risk-adjusted performance subject to our liability profile and capital requirements is a key responsibility of each NEO.

For both the U.S. and Japanese segments, we use an industry measure referred to as the increase in total new annualized premiums on policies sold and incremental annual premiums on policies converted during the reporting period.

Both segments use the percentage increase in Direct Premiums and the percentage increase in Pretax Operating Earnings. We define Direct Premiums as the insurance premium earned by each segment during the period, prior to any reinsurance ceded or assumed. We define Pretax Operating Earnings on a segment basis to be the operating profit derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities as well as nonrecurring items. The percentage increase in pretax operating earnings for the Japan segment is also measured before expenses allocated from the U.S. and excluding foreign currency effect.

Target Bonus Opportunity and Setting of Payout Opportunities:
Target bonuses for 2015 for the NEOs were determined to be in line with our peer group for the respective positions and were as follows:

Target MIP
Named Executive Officer	(as percent of base salary)
Daniel P. Amos (Chairman & CEO)	220%
Frederick J. Crawford (EVP, CFO)	125%
Kriss Cloninger III (President)	150%
Paul S. Amos II (President, Aflac)	125%
Eric M. Kirsch (EVP, Global Chief Investment Officer, Aflac)	200%

Weightings of Each Performance Objective for 2015:

	Weightings of Annual Incentive Metrics as a Percent of Target
	Daniel P.	Frederick J.	Kriss	Paul S.
	Amos	Crawford	Cloninger III	Amos II	Eric M. Kirsch
Corporate Objectives:
Operating Earnings per share (excluding foreign
currency effect)	22.73%	24.00%	22.67%	24.00%	20.00%
Operating Return on Shareholder Equity (excluding
foreign currency effect)	11.36%	8.80%	9.33%	8.00%	10.00%
Solvency Margin Ratio	11.36%	8.80%	9.33%	8.00%	7.50%
Net Investment Income (Consolidated)	9.10%	8.00%	8.67%	8.00%	—
Subtotal Aflac Inc.	54.55%	49.60%	50.00%	48.00%	37.50%
U.S. Segment:
New Annualized Premium	6.81%	5.20%	5.33%	—	—
Direct Premiums	4.55%	5.20%	5.33%	—	—
Pretax Operating Earnings	4.55%	5.60%	6.01%	8.00%	—
Subtotal	15.91%	16.00%	16.67%	8.00%	—
Japan Segment:
New Annualized Premium	11.36%	10.40%	10.00%	16.00%	—
Direct Premiums	9.09%	10.40%	10.00%	8.00%	—
Pretax Operating Earnings	9.09%	13.60%	13.33%	20.00%	—
Subtotal	29.54%	34.40%	33.33%	44.00%	—
Global Investments:
Net Investment Income (Consolidated)	—	—	—	—	45.00%
Credit Losses/Impairments	—	—	—	—	17.50%
Subtotal	—	—	—	—	62.50%
GRAND TOTAL	100.00%	100.00%	100.00%	100.00%	100.00%

The performance measures are weighted for the NEOs and all other officer levels of the Company. The intent is to weight them according to how each position can and should influence their outcome.

Actual performance relative to MIP targets was determined after the end of the year and presented to the Compensation Committee for discussion and approval at its February 2016 meetings.

2015 MIP Payouts:

The following table reflects target, earned and paid percentages of salary for the non-equity incentive measures based on 2015 performance results for the NEOs:

	Percent of Base
	Salary
NEO	Target	Earned
Daniel P. Amos	220%	382%
Frederick J. Crawford	125%	222%
Kriss Cloninger III	150%	265%
Paul S. Amos II	125%	239%
Eric M. Kirsch	200%	381%

The Compensation Committee has the discretion in certain limited circumstances to adjust the MIP results related to performance measures if it deems that a class of MIP participants would be unduly penalized or rewarded due to the incomparability of the result to the performance measure as determined by the Compensation Committee. The Compensation Committee did not adjust the NEOs’ MIP results for 2015.

For additional information about the MIP, please refer to the 2015 Grants of Plan-Based Awards table below, which shows the threshold, target, and maximum award amounts payable under the MIP for 2015, and the 2015 Summary Compensation Table, which shows the actual amount of non-equity incentive plan compensation paid to the NEOs for 2015.

Long-term Equity Incentives

In 2015, LTI awards were provided in the form of performance-based restricted stock (“PBRS”) (for executive officers including all NEOs) and stock options (for all officers, except the CEO and the President). The targeted LTI mix for 2015 for officer group (except the CEO and the President) is 80% PBRS and 20% stock options. For 2015, the CEO’s and President’s long-term incentive awards were made entirely in PBRS.

PBRS awards will be reduced or cancelled if management fails to maintain appropriate risk-based capital levels. In addition, in such case, the value of existing awards and other shares held by our executives likely will decline, providing strong economic incentive to manage capital and risk. Options only provide value if our share price appreciates and the option vests.

Mr. Crawford was not employed at the time the 2015 LTI granted in February 2015. In connection with the commencement of his employment, Mr. Crawford received an award of 13,583 shares of performance based restricted stock which vests on the third anniversary if performance metrics are met and a grant of options to purchase 21,348 shares of common stock which vest on the third anniversary.

LTI targets as a percent of base salary for the NEOs were as follows:

Target LTI
Named Executive Officer	(as Percent of Base Salary)
Daniel P. Amos (Chairman & CEO)	Performance-based
Kriss Cloninger III (President)	Performance-based
Paul S. Amos II (President, Aflac)	250%
Eric M. Kirsch (EVP, Global Chief Investment Officer, Aflac)	250%

For PBRS awards that were granted in 2015, the performance period is January 1, 2015 through December 31, 2017 (including Mr. Crawford’s grant). The sole performance measure for determining vesting for these awards is based on the achievement of specified RBC ratios as determined on a U.S. statutory accounting basis at each calendar year end. This performance measure was selected because of the Company’s belief that capital adequacy is a significant concern for the financial markets and shareholder confidence. The RBC demonstrates Aflac’s achievement in managing the capital level of the consolidated insurance operations of Aflac Japan and Aflac U.S. as reported to U.S. regulatory authorities. This capital measure reflects the Company’s ability to both satisfy its obligations to policyholders and generate returns for shareholders. Therefore, RBC was determined to be the best metric to measure and assess management’s long-term performance for our PBRS awards.

For each calendar year, participants will earn total PBRS credit based on the RBC credit earned. For performance between the minimum and target goal and between the target goal and maximum goal, a pro-rata calculation will be used to determine the percentage of credit achieved. The final three-year PBRS award percentage will be the arithmetic average of the PBRS credits earned in each of the individual three years comprising the performance period, provided however, that the PBRS award credit will not exceed 100%. If the performance measures are achieved, the PBRS awards are settled (a participant will receive one share of Company common stock for each earned PBRS award).

	Minimum	Target	Maximum
	Goal	Goal	Goal
Risk-Based Capital Ratio	500%	625%	750%
Annual Credit	50%	100%	150%

Stock options are awarded to all NEOs, except Messrs. Daniel P. Amos and Cloninger. These options are granted based on the closing price on the date of grant and vest over a three-year period.

METRIC CHANGES FOR 2016

Based on shareholder feedback, the Compensation Committee has changed the 2016 PBRS awards’ RBC goals and vesting to strengthen the rigor of this metric. For 2016, PBRS objectives will be based on the average RBC for the three year period 2016 to 2018 calculated as the arithmetic average of the year-end RBC for each of the three years. For the three year period, performance shares will vest at 50% if threshold RBC ratio is achieved and 100% if target if attained. Vesting will be determined using linear interpolation for an RBC ratio between 500% and 700%. If the RBC falls below 500% there will be no vesting for the period. If the RBC equals or exceeds 700% vesting will be equal to 100%.

The RBC metrics have been strengthened considerably by raising the RBC target from 625% in 2015 to 700%

in 2016. The new averaging approach sets 100% payout at 700% versus formerly the mid-point of 625%. Overall, we believe that these modifications provide a more challenging performance goal for the long-term equity incentives.

The Company is currently evaluating its definition of operating earnings, and whether hedge costs related to foreign currency investments should be included in the definition. As a result, any change in the definition of operating earnings would impact MIP metrics (EPS, OROE, and, potentially, Net Investment Income and the Japan segment Pretax Operating Earnings). The corresponding minimum, target, and maximum goals would be adjusted accordingly.

CEO AND PRESIDENT COMPENSATION AND PAY-FOR-PERFORMANCE

The Compensation Committee is responsible for the review and determination of the CEO’s pay. Since 1997, the Compensation Committee has utilized a rigorous pay-for-performance approach that is directly linked to the Company’s comparative performance results to determine CEO compensation. To achieve this linkage, the Consultant annually calculates the Company’s composite performance percentile rank among the peer group of 17 major insurance companies previously identified in this CD&A, as it may be modified from time to time.

Beginning in 2014, the Compensation Committee modified the process for determining CEO compensation that had been used since 1997. While the overall construct and workings of the program – as well as the emphasis on pay and performance – remained unchanged, some modifications to the performance period for financial metrics and total shareholder return (used to determine the CEO’s LTI grant – see below) were made to better align with the current year’s performance and associated CEO compensation.

Starting in 2015, the Company’s President was placed under a similar program. Based on market analyses performed, and also considering the unique role held by Mr. Cloninger as of the start of 2015 (he was President, CFO, and Treasurer at the time), it was determined that Mr. Cloninger’s final 2015 pay package would be set to equal 55% of that of the CEO, with his PBRS grant being a function of this value. As a result, Mr. Cloninger’s 2015 pay is 100% performance-based as it is a function of the CEO’s pay, which, as noted previously, is determined based on the Company’s relative financial and TSR performance against its peers.

Timing and Key Features of the Program

The current process for determining the CEO’s and President’s total direct compensation (“TDC”), as was used in 2015, is as follows:

	Element	Timing of Decision
Fixed	Base Salary*	Established in November 2014 and paid during 2015
+
Variable	Annual Incentive Award (MIP)	Paid in cash in March of the following year after the Compensation Committee’s review of performance parameters set in February of the performance year (e.g., fiscal 2015 MIP award paid in March 2016)
+
	Long-term Incentives (LTI)	Two phases:

●Contingent PBRS grant made in February (equal to 100% and 70% of prior year’s total LTI grant date award value for the CEO and President, respectively)

●Final “true up” PBRS award (additional PBRS grant or reduction of contingent February PBRS grant) made based upon current year–to-date performance at time of the Compensation Committee decision

=
	TDC	Final annual compensation package compensation determined based on the Company’s relative performance versus peers

* Details regarding the base salary determination are included in the section titled “Base Salary” of this CD&A.

Annual Incentive Award (MIP)

The CEO’s and President’s annual cash incentive award is based on the metrics and weightings detailed above in the section titled “Management Incentive Plan (MIP)” of this CD&A.

As is the case with the other NEOs, parameters for each of the goals are established in February of each year and are prospective in nature (i.e., goals are set in

February 2015 for 2015 performance). The MIP opportunities for the CEO and President are capped at 200% of their target opportunities. The CEO’s and President’s MIP awards for 2015 performance were $5,509,362 and $2,583,298, respectively.

Long-term Equity Incentive (LTI) Award

A summary of the determination of the size and final realized LTI award for the CEO and President is shown below, with further details provided in the narrative following the illustration:

Similar to the PBRS awards granted to our other NEOs, the CEO’s and President’s 2015 LTI awards were made in 100% PBRS contingent upon the Company’s RBC performance over the three-year period spanning 2015 to 2017. The RBC metric selected for the PBRS awards to the CEO and President is the same as that disclosed previously in the section titled “Long-term Equity Incentives” beginning on page 35.

Consistent with prior years, the size of the CEO’s 2015 LTI award was based upon the Company’s relative performance against its peers across the metrics shown in the following table. Relative financial performance carries an overall weighting of 54% and is measured by revenue growth, net income growth, premium income growth, earnings per share (“EPS”) growth, return on revenues, return on average equity, and return on average assets. Relative total shareholder return (“TSR”) performance carries an overall 46% weighting and is measured by 1-year TSR and 3-year TSR. The performance period for all non-TSR metrics was the trailing twelve month period ending September 30, 2015; and for the two TSR metrics, the Company’s TSR was compared against the peers as of December 31, 2015. As summarized below, the contingent grant to the CEO and President in February 2015 was trued-up on December 31, 2015. This program design helps align the LTI award for the CEO and President with our relative performance for the current year (i.e., 2015). As mentioned previously, the President was placed on a performance-based program similar to the CEO’s starting in 2015.

Based upon an analysis of the Company’s relative financial performance and TSR, the Company ranked 10 out of 18 companies (17 peers plus the Company); the lower the total weighted composite score, the higher a company’s overall ranking (rankings on each metric are out of 18 companies):

2015 Financial Performance Ranking Matrix Aflac Incorporated Relative Ranking Among Peer Group

								1Yr	3Yr
		Net	Premium			Return on	Return on	Indexed	Indexed
	Revenue	Income	Income	EPS	Return on	Average	Average	TSR	TSR
Aflac	1-Year	1-Year	1-Year	1-Year	Revenues	Equity	Assets	(12/31/14-	(12/31/12-	Composite	Performance
Incorporated	Growth	Growth	Growth	Growth	2015	2015	2015	12/31/15)	12/31/15)	Score	Rank
Relative Ranking (out of 18 companies)	12	12	13	12	3	3	8	10	17	—	—
Weightings	1	1	1	1	2	2	2	4	4	—	—
Totals	12	12	13	12	6	6	16	40	68	185	10

The CEO’s and President’s PBRS grant processes are summarized below:

For 2015, the above-described process resulted in the CEO receiving 78,548 PBRS, and the President receiving 49,101 PBRS. See “2015 Grants of Plan-based Awards” table for additional information.

Determination of CEO’s and President’s Compensation

In conjunction with the relative performance assessment, total compensation levels for the CEO and the President relative to the peer group are evaluated with the help of the Consultant. The highest and lowest paid CEOs among the peers are removed from the data set to mitigate the effect of the outliers. Then, the Company’s relative performance percentile ranking (10 out of 18, or 47th percentile ranking) is applied to the remaining peer CEO compensation data for the applicable year to derive an implied total compensation amount for the Company’s CEO. The resulting implied compensation level was used in determining the CEO’s PBRS grant for 2015. Together with the base salary and MIP, the final PBRS grant aligns CEO’s TDC with the relative performance versus the peer group.

Once the CEO’s compensation package is determined, the President’s compensation package was set to equal 55% of the CEO’s final package. The resulting implied compensation level was used in determining the President’s PBRS grant for 2015.

In addition to having to earn the PBRS grant amount based upon the Company’s relative financial and TSR performance, the 2015 grant of PBRS is not guaranteed and is contingent based upon the Company achieving the RBC performance thresholds discussed previously. Thus, unlike many companies where an LTI award needs to only be earned once, the CEO’s and President’s LTI awards must be earned twice: (1) based upon relative financial performance (54% weighting) and relative TSR performance (46% weighting) for the current year and (2) based upon future performance against a pre-established, Compensation Committee approved metric and performance level. As a result, we believe that the approach to these two senior executives’ LTI grants – and their overall compensation packages – reflects the Company’s continuing strong commitment to pay for performance.

RETIREMENT, DEFERRAL, AND SAVINGS PLANS

The retirement, deferral and savings plans described below were established in order to provide competitive post- termination benefits for officers and employees of the Company, including the NEOs, in recognition of their long-term service and contributions to the Company.

Defined Benefit Pension Plans

As described further in “Pension Benefits” below, the Company maintains tax-qualified, noncontributory defined benefit pension plans covering substantially all U.S. employees, including the NEOs, who satisfy the eligibility requirements. The Company also maintains nonqualified supplemental retirement plans covering the NEOs. No change has been made to the pension plans and the benefit level remains the same as the prior year.

Executive Deferred Compensation Plan

The U.S.-based NEOs, in addition to other U.S.-based eligible executives, are entitled to participate in the Executive Deferred Compensation Plan (“EDCP”). Mr. Daniel P. Amos is the only U.S.-based NEO currently participating in this plan.

The EDCP is discussed in more detail below under “Nonqualified Deferred Compensation.”

401(k) Savings and Profit Sharing Plan

The Company maintains a tax qualified 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”) in which all U.S.-based employees, including the U.S.-based NEOs, are eligible to participate under the same terms. The Company will match 50% of the first 6% of eligible compensation that is contributed to the 401(k) Plan.

Employee contributions made to the 401(k) Plan are 100% vested. Employees vest in employer contributions at the rate of 20% for each year of service the employee completes. After five years of service, employees are fully vested in all employer contributions.

Other Benefits

The Company provides NEOs with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. For details, see the All Other Compensation column in the 2015 Summary Compensation Table on page 44. In 2014, at the Company’s request, Mr. Paul Amos, II and his family relocated on a non-permanent basis to Tokyo, Japan. His expatriate assignment ended on December 31, 2015 when he returned to the United States to continue his current role as President of Aflac. The Company’s expatriate assignment policy provides benefits for employees working on non-permanent assignments outside their home countries. The benefits provided to Mr. Amos under this policy were the same as those benefits provided to other employees and the Company’s policies are consistent with other major U.S.-based multinational companies. Under the Company’s policy, the Company is responsible for any additional U.S. or foreign taxes that Mr. Amos incurs as a direct result of his international assignment, and he is responsible for the amount of taxes he would have incurred had he continued to live and work in the United States.

The Company maintains medical and dental insurance, group life insurance, accidental death insurance, cancer insurance, and disability insurance programs for all of its employees, as well as paid time off, leave of absence, and other similar policies. The NEOs and other officers are eligible to participate in these programs along with, and on the same basis as, the Company’s other salaried employees.

In addition, the NEOs are eligible to receive reimbursement for medical examination expenses. For security and time management reasons, certain officers of the Company occasionally travel on corporate aircraft for business and personal purposes. Personal travel on corporate aircraft and security services are provided where considered by the Board of Directors to be in the best interest of the Company and its business objectives.

ADDITIONAL EXECUTIVE COMPENSATION PRACTICES AND PROCEDURES

Equity Granting Policies

A meeting of the Compensation Committee is held approximately one to two weeks after the Company’s fiscal year results are released to the public. As a general practice, the Company makes the majority of its equity grants on the date the Board of Directors meets in February, and has done so since 2002. The Company has never engaged in “backdating” of options. Based on recommendations developed by the CEO, President, and CFO with input from the Consultant, stock options, PBRS and TBRS awards are submitted to the Compensation Committee for approval at its February meetings. Option grants are awarded on the date of the meeting, and have a per share exercise price set at the closing price on the date of grant.

The Company may periodically make additional equity grants during the course of the year. However, it is the Company’s policy not to make any equity grants in advance of material news releases. As detailed previously in the section labeled “CEO and President Compensation and Pay-for-Performance,” the Company adjusted the amount of equity compensation granted to the CEO and President in December 2015 based on the Company’s performance relative to peers in 2015.

Stock Ownership Guidelines; Hedging and Pledging Restrictions

The Company believes that its executive officers and Board members should have a significant equity interest in the Company. The Board first established stock ownership guidelines for officers and Board members in 1998. In November 2012, the Board amended the stock ownership guidelines, which define stock ownership value as a multiple of base salary, and set the levels as follows:

Guideline (Multiple of
Officer Level	Base Salary)
Chairman, CEO, & President	5.0x
President of Aflac	5.0x
Executive Vice President	3.0x
All other Executive Officers	3.0x

Officers have four years from date of hire or promotion to satisfy their respective stock ownership guidelines. Non-employee Directors must own four times the annual retainer and have five years from the date first elected to the Board to satisfy these guidelines. Ownership includes all shares held by the officer or Board member and their spouse as well as tenure-based, unvested restricted shares. Shares pledged as collateral for a margin account or other loan, performance-based restricted shares, and stock options (vested or unvested) do not count toward these stock ownership guidelines.

Each of the Company’s NEOs has stock ownership that exceeds ownership guidelines or is working toward meeting respective ownership guidelines within the allowed four-year time frame. Progress toward meeting the guidelines is reviewed regularly and reported to the Board.

The Company's insider trading policy prohibits our Board members, officers and other covered persons from selling our Common Stock “short,” engaging in option trading (puts, calls, or other derivative securities) relating to our Common Stock, entering into a 10b5-1 plan (unless approved by the Compensation Committee) or hedging. In addition, at its February 2013 meeting, the Board adopted a policy prohibiting future pledging of the Company’s stock by executive officers and Board members. All other covered persons under the Company's insider trading policy must pre-clear with the policy’s compliance officer before pledging Company stock as collateral for a margin account or other loan.

Employment Agreements

The Company has employment agreements with the NEOs and certain other executives in key roles. The agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement, and termination for cause or without cause; and resignation by the employee. Some agreements also contain termination and related pay provisions in the event of a change in control. For the applicable change-in-control provisions in the employment agreements to apply, there must be both (i) a change in control and (ii) a termination by the Company without cause or a resignation by the executive for good reason. This is commonly referenced as a “double trigger” requirement. Further, the contracts stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information.

The payments that may be made under each NEO’s employment agreement upon termination of employment under specified circumstances are described in more detail below under “Potential Payments Upon Termination or Change in Control.”

Change-in-Control (“CIC”) Policy and Severance Agreements

The Company has no formal change in control or severance policy. However, as noted above, individual employment agreements generally have provisions related to both CIC and severance. These agreements provide no excise tax gross-ups.

Compensation Recovery (“Clawback”) Policy

The Company has a “Clawback” policy that allows it to review any adjustment or restatement of performance measures and make a determination if adjustments or recoveries of non-equity incentives are necessary. If it is deemed that adjustments or recoveries of non-equity incentives are appropriate, the Compensation Committee is charged with determining the amount of recovery and the proper officer group subject to any potential adjustments or recovery.

Certain Tax Implications of Executive Compensation (IRC Section 162(m))

In connection with making decisions on executive compensation, the Compensation Committee takes into consideration the provisions of IRC Section 162(m), which limits the deductibility by the Company for federal income tax purposes of certain categories of compensation in excess of $1 million paid to certain executive officers. It is the Company’s policy to maximize the effectiveness of the compensation programs while also taking into consideration the requirements of IRC Section 162(m). In that regard, the

Company intends to maintain the flexibility to take actions that it deems to be in the best interests of the Company and its shareholders. Accordingly, although the Company intends to preserve the deductibility of annual compensation to the extent consistent with the intent and spirit of the overall compensation policy, it reserves the authority to award non-deductible compensation as it deems appropriate.

Accounting and Other Tax Implications of Executive Compensation

The Company has considered the accounting and other tax implications of all aspects of the compensation program for its employees, including the NEOs and other officers. While accounting and other tax considerations do not dictate compensation decisions, the compensation program is designed to achieve the most favorable accounting and other tax treatment consistent with the intent and spirit of the compensation plan design.

Long-term Incentive Fair Value Determinations

A challenging issue for publicly traded companies is how to value long-term incentive awards for grant purposes. Like many companies, we target and express such awards as a percent of salary. We also seek to balance the value of stock options with those of PBRS awarded to executive officers. Of particular concern to the Company is how to calculate the value of a stock option.

The predominant valuation model used to value stock options is the Black-Scholes-Merton valuation model. This model considers various assumptions for duration prior to exercise, risk-free interest rate, stock volatility and employment termination rates. We segregate groups of option holders within the model by exercise patterns to better estimate the value of an option. For example, NEOs and executive officers typically hold their options much longer before exercising them than do non-officer employees.

However, this value changes each year in direct relation to fluctuations in the current market value of the Company’s Common Stock and changes in pricing assumptions. Therefore, when the share price goes up, so do the option grants’ fair value and their strike price, and the number of awarded shares equal to a designated dollar value would decrease. Conversely, if the share price goes down, both the option’s fair value and its strike price go down, and the number of awarded shares would increase. This result seems counterintuitive from a pay-for-performance perspective in that a lower stock price would lead to more options being granted at a lower price and a higher stock price would lead to fewer options being granted at a higher price.

Our solution, for grant purposes only, is to stabilize the deemed present value of a stock option for a three-year period. We think the use of such a value is more in line with creating long-term shareholder value and pay-for- performance, and allows us to better manage our burn rate (number of shares granted each year divided by the number of Common Stock outstanding) and budget the number of awarded shares over the life of the share authorization approved by shareholders.

For grants made in the three-year period of 2013 to 2015, our deemed fair value of a stock option was $13.73. However, the actual per share exercise price under each option in any event is the closing price of a common share on the day it is granted.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding CD&A with management and, based on that review and discussion, has recommended to the Board of Directors to include the CD&A in this Proxy Statement.

Compensation Committee

Robert B. Johnson, Chairman
Douglas W. Johnson
Joseph L. Moskowitz

2015 SUMMARY COMPENSATION TABLE

The following table provides information concerning total compensation earned or paid to our CEO, CFO and the three other most highly compensated executive officers who were serving as executive officers at the end of 2015. These five officers are referred to as our NEOs in this Proxy Statement.

							Change in
							Pension Value
							and
						Non-equity	Nonqualified
						Incentive	Deferred			Total without
				Stock	Option	Plan	Compensation	All Other		Change in
Name and	Year	Salary(2)	Bonus	Awards(3)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total(6)	Pension Value*
Principal Position		($)	($)	($)	($)	($)	($)	($)	($)	($)
Daniel P. Amos	2015	1,441,100	—	4,800,556	—	5,509,362	—	231,365	11,982,383	11,982,383
Chairman and CEO	2014	1,441,100	—	2,141,162	—	4,829,415	6,835,154	230,517	15,477,348	8,642,194
	2013	1,441,100	—	10,844,642	—	4,741,942	1,318,080	236,291	18,582,055	17,263,975
Frederick J. Crawford (1)	2015	360,606	1,240,000	847,987	211,994	799,652	—	47,335	3,507,574	3,507,574
Executive Vice President, CFO	2014	—	—	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—	—	—
Kriss Cloninger III	2015	975,000	—	3,017,256	—	2,583,298	278,335	134,538	6,988,427	6,710,092
President	2014	975,000	—	2,644,624	661,159	2,190,304	2,329,649	116,359	8,917,095	6,587,446
	2013	951,600	—	2,544,300	665,225	2,223,794	—	144,800	6,529,719	6,529,719
Paul S. Amos II	2015	677,900	—	1,093,011	257,128	1,619,607	716,225	1,088,891	5,452,762	4,736,537
President, Aflac	2014	667,900	—	1,655,800	333,948	1,238,548	1,290,895	982,557	6,169,648	4,878,753
	2013	633,000	—	1,118,700	366,948	1,135,045	722,562	169,778	4,146,033	3,423,471
Eric M. Kirsch	2015	593,800	—	957,391	239,348	2,262,378	26,174	8,363	4,087,454	4,061,280
Executive Vice President, Global	2014	585,000	—	1,170,000	292,507	1,898,061	30,759	11,395	3,987,722	3,956,963
Chief Investment Officer, Aflac	2013	566,500	—	1,118,700	287,433	1,402,122	40,059	14,959	3,429,773	3,389,714

*

This additional column has been included to show total compensation minus the change in pension value in order to show the effect that the year-over-year change in pension value had on total compensation as determined under applicable SEC rules. Total without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The amounts reported in the Total without Change in Pension Value column differ from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. The change in pension value, as discussed in footnote 4 below, is subject to many external variables that are not related to the Company’s performance.

(1)

Effective June 30, 2015, Mr. Crawford joined the Company as Executive Vice President, Chief Financial Officer. In connection with the commencement of his employment, Mr. Crawford received (i) a one-time hiring bonus of $1,240,000, which is subject to forfeiture if Mr. Crawford terminates his employment in the first year; (ii) an award of 13,583 shares of performance based restricted stock which vests on the third anniversary if the 2015 performance metrics are met; and (iii) a grant of options to purchase 21,348 shares of common stock which vest on the third anniversary.

(2)	Includes $441,100 deferred for Mr. Daniel P. Amos. This amount has been included in the 2015 Nonqualified Deferred Compensation table below.
(3)

In accordance with the SEC's reporting requirements, we report all equity awards at their full grant date fair value in accordance with ASC 718. The Company's valuation  assumptions are described in Note 12 “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Company’s Annual Form 10-K filed with the SEC for the year ended December 31, 2015. See page 47 for a more detailed discussion of our outstanding equity grants compared to current fair market value.

The Compensation Committee reduced the contingent February 2015 PBRS grant for Mr. Cloninger by 2,783 shares on December 31, 2015 after the 2015 performance of the Company was validated. The remaining 49,101 shares had a grant date fair market value of $3,017,256. Additionally, the Compensation Committee reduced the contingent February 2014 PBRS grant for Mr. Daniel P. Amos by 56,134 shares on December 31, 2014 after the 2014 performance of the Company was validated. The remaining 34,308 shares had a grant date fair market value of $2,141,162.

(4)

No amount in this column is attributable to above market earnings on deferred compensation. The aggregate change in the actuarial present value of the accumulated benefit obligation of the defined benefit pension plan and Retirement Plan for Senior Officers for Mr. Daniel P. Amos was a decrease of $7,863,664. Mr. Crawford is not eligible to participate in the defined benefit plans because the plans were frozen prior to his hire date. See the “Pension Benefits” section and the accompanying table below beginning on page 50 for a more detailed discussion of the retirement plans.

(5)	Additional information regarding all other compensation is provided in the “All Other Compensation” or “Perquisites” tables detailed below.
(6)

Base salary is typically the smallest component of total compensation for the NEOs as the majority of their total compensation is based on performance awards on a cash and equity basis. Base salaries (including deferrals) as a percent of total compensation for Messrs. Daniel P. Amos, Crawford, Cloninger, Paul S. Amos II, and Kirsch for 2015 were approximately 12%, 10%, 14%, 12%, and 15%, respectively.

2015 ALL OTHER COMPENSATION

The following table identifies the amount of each item included for 2015 in the All Other Compensation column in the 2015 Summary Compensation Table above.

	Perquisites		Renewal
	and Other	Company	Commissions
	Personal	Contribution	from
	Benefits(1)	to 401(k) Plan	Previous Job(2)	Total
Name	($)	($)	($)	($)
Daniel P. Amos	223,415	7,950	—	231,365
Frederick J. Crawford	47,335	—		47,335
Kriss Cloninger III	126,588	7,950	—	134,538
Paul S. Amos II	1,063,018	7,950	17,923	1,088,891
Eric M. Kirsch	413	7,950	—	8,363

(1)	Perquisites are more fully described in the Perquisites table below.
(2)	Amounts are for earned renewal sales commissions before expenses on Aflac U.S. products sold before the NEO became an Aflac employee.

2015 PERQUISITES

The following table identifies the incremental cost to the Company of each perquisite included for 2015 in the All Other Compensation table above.

							Total
	Personal						Perquisites
	Use of		International				and Other
	Company	Security	Assignment	Tax Related	Relocation		Personal
	Aircraft(1)	Services(2)	Allowance(3)	Reimbursements(4)	Expenses(5)	Other(6)	Benefits(7)
Name	($)	($)	($)	($)	($)	($)	($)
Daniel P. Amos	22,284	189,648	—	75	—	11,408	223,415
Frederick J. Crawford	—	—	—	13,075	31,835	2,425	47,335
Kriss Cloninger III	102,197	7,001	—	84	—	17,306	126,588
Paul S. Amos II	17,289	23,700	750,956	270,405	—	668	1,063,018
Eric M. Kirsch	—	—	—	413	—	—	413

(1)	Incremental cost for the personal use of corporate aircraft is the calculated standard hourly cost rate based upon actual operating expenses for corporate aircraft, including fuel costs, airport fees, catering, in-flight phone, and crew travel expenses. This rate is recalculated annually. The personal use of corporate aircraft has been authorized by the Company’s Board of Directors for security reasons and to maximize the effectiveness of the executives’ time. Included in the amount reported for Mr. Cloninger is $18,057 for attending outside Board of Directors meetings for a board on which he serves.
(2)	Incremental costs for security services include the salaries and benefits of security officers and the actual costs of any security equipment, monitoring and maintenance fees.
(3)	This amount includes Company provided housing (in the amount of $371,811), which includes rent and utilities; educational expenses (in the amount of $41,743) for the NEO’s children; transportation expenses (in the amount of $150,278) which includes the cash cost for the use of two leased cars, driver compensation, and parking expenses; home leave travel (in the amount of $43,013) which includes airline tickets for the NEO and family to and from U.S. and Tokyo and relocation expenses, which includes moving expenses such as shipment of goods (in the amount of $122,226). All expenses were incurred as a direct result of Mr. Paul S. Amos’ II overseas assignment in Tokyo, Japan which ended on December 31, 2015. Certain amounts were paid in yen and all are converted to dollars by dividing the actual yen denominated payments by the 2015 weighted average exchange rate of 120.99 yen to the dollar.
(4)	Amount included in the tax related reimbursements for Mr. Paul S. Amos II represents Japan taxes and tax gross-up payments, which are designed to satisfy tax obligations arising solely as a result of his international assignment (in the amount of $270,405). Amounts included in the tax related reimbursements represents tax gross-up payments for Mr. Crawford that are related to his relocation expenses.

(5)	This amount represents certain relocation expenses of Mr. Crawford’s paid by the Company, including $15,000 cash payment for relocation and $10,801 for duplicate housing.
(6)	Amounts included in the Other column for Messrs. Daniel P. Amos, Crawford and Cloninger are charges for guest travel in the amount of $11,408, $2,425 and $13,000, respectively. Messrs. Cloninger and Paul S. Amos II incurred expenses for the use of Company automobile transportation in the U.S.
(7)	Other than tax gross-ups reflected in the tax related reimbursements, the Company did not gross up for tax purposes any of the other perquisites described in this table.

2015 GRANTS OF PLAN-BASED AWARDS

The following table provides information with respect to the 2015 grants of plan-based awards for the NEOs.

								All other		Grant
								Option		Date
					Estimated Future			Awards:	Exercise	Fair Value
		Estimated Possible Payouts			Payouts			Number of	or Base	of Stock
		Under Non-Equity			Under Equity			Securities	Price of	and
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)
Daniel P. Amos	2/10/2015	—	—	—	39,274	78,548	78,548	—	—	4,800,556
	N/A	1,585,210	3,170,420	6,340,840	—	—	—	—	—	—
	7/1/2015	—	—	—	6,792	13,583	13,583	—	—	847,987
Frederick J. Crawford	7/1/2015	—	—	—	—	—	—	21,348	62.43	211,994
	N/A	225,379	450,758	901,515	—	—	—	—	—	—
Kriss Cloninger III	2/10/2015	—	—	—	24,551	49,101	49,101	—	—	3,017,256
	N/A	731,250	1,462,500	2,925,000	—	—	—	—	—	—
	2/10/2015	—	—	—	8,894	17,787	17,787	—	—	1,093,011
Paul S. Amos II	2/10/2015	—	—	—	—	—	—	26,306	61.45	257,128
	N/A	423,688	847,375	1,694,750	—	—	—	—	—	—
	2/10/2015	—	—	—	7,790	15,580	15,580	—	—	957,391
Eric M. Kirsch	2/10/2015	—	—	—	—	—	—	24,487	61.45	239,348
	N/A	593,800	1,187,600	2,375,200	—	—	—	—	—	—

(1)	The amounts shown in Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the payout levels for the NEOs under the Company’s MIP, based on the achievement of certain performance goals approved by the Compensation Committee. With respect to each Company performance goal, a minimum, target and maximum performance level is specified, the attainment of which determines the amount paid for each performance goal. Base salary is typically the smallest component of total compensation for the NEOs, as the majority of their total compensation is based on performance awards on a cash and equity basis.
(2)	The amounts shown under Estimated Future Payouts Under Equity Incentive Plan Awards reflect the number of PBRS, which incorporate restrictions that will lapse upon the attainment of performance goals as set by the Compensation Committee. Awards vest on the third anniversary of the award, based on the attainment of the three-year cumulative target performance goal for RBC ratios of Aflac. Each year a credit will be earned with a minimum of 50% and maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year with a maximum payout not to exceed 100%. All NEOs possess the same rights as all other holders of Common Stock in respect of the shares underlying the PBRS, including all incidents of ownership with respect to the shares (exclusive of the right to transfer the shares while they remain subject to forfeiture) and the right to vote such shares. The dividends accrued on the award shares will be reinvested in Common Stock at the same dividend rate as other holders of Common Stock and held as additional restricted shares in the book entry account subject to the same terms and conditions attributable to the original grant, until such time as all restrictions have lapsed on the shares of Common Stock with respect to which the dividend was accrued.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides certain information with respect to the equity awards outstanding at the 2015 fiscal year-end for the NEOs.

	Option Awards					Stock Awards
							Equity Incentive Plan Awards:
							Number of	Market or Payout
							Unearned Shares,	Value of Unearned
		Number of Securities					Units or	Shares,
		Underlying		Option		Stock	Other Rights	Units or Other
	Option	Unexercised Options		Exercise	Option	Award	That Have	Rights That Have
	Grant	Exercisable	Unexercisable	Price	Expiration	Grant	Not Vested(1)	Not Vested(2)
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)
	8/08/06	209,527		43.070	8/08/16
	2/13/07	160,387		47.840	2/13/17
	8/14/07	107,707		52.590	8/14/17
	2/12/08	128,541		61.810	2/12/18
	8/12/08	261,952		55.720	8/12/18
	2/10/09	155,712		22.130	2/10/19
	8/11/09	324,915		40.230	8/11/19
Daniel P.	2/09/10	146,386		47.060	2/09/20
Amos	8/10/10	216,402		50.890	8/10/20
	2/08/11	152,752		57.900	2/08/21
	8/09/11	163,797		39.610	8/09/21
						2/12/13	50,113	3,001,769
						8/13/13	146,618	8,782,418
						2/11/14	36,062	2,160,114
						2/10/15	63,225	3,787,178
						12/31/15	16,915	1,013,209
Frederick J.	7/01/15		21,348	62.430	7/01/25
Crawford						7/01/15	13,761	824,284
	2/12/08	104,000		61.810	2/12/18
	2/08/11	80,750		57.900	2/08/21
	2/14/12	47,950		48.560	2/14/22
Kriss	2/12/13	47,950		49.500	2/12/23
Cloninger III						2/12/13	55,380	3,317,262
	2/11/14	38,769		62.410	2/11/24
						2/11/14	44,541	2,668,006
						2/10/15	50,370	3,017,163

	Option Awards					Stock Awards
							Equity Incentive Plan Awards:
							Number of	Market or Payout
							Unearned Shares,	Value of Unearned
		Number of Securities					Units or	Shares,
		Underlying		Option		Stock	Other Rights	Units or Other
	Option	Unexercised Options		Exercise	Option	Award	That Have Not	Rights That Have
	Grant	Exercisable	Unexercisable	Price	Expiration	Grant	Vested(1)	Not Vested(2)
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)
	2/12/08	38,000		61.810	2/12/18
	2/10/09	41,482		22.130	2/10/19
	2/09/10	33,000		47.060	2/09/20
	2/08/11	28,050		57.900	2/08/21
	2/14/12	21,100		48.560	2/14/22
Paul S. Amos II	2/12/13		21,100	49.500	2/12/23
						2/12/13	24,350	1,458,565
	9/30/13		4,661	61.990	9/30/23
	2/11/14		19,582	62.410	2/11/24
						2/11/14	27,887	1,670,431
	2/10/15		26,306	61.450	2/10/25
						2/10/15	18,247	1,092,995
	2/12/13		21,100	49.500	2/12/23
						2/12/13	24,350	1,458,565
Eric M. Kirsch	2/11/14		17,152	62.410	2/11/24
						2/11/14	19,705	1,180,330
	2/10/15		24,487	61.450	2/10/25
						2/10/15	15,983	957,382

(1)	Includes dividend shares accumulated as of December 31, 2015 for PBRS awards granted as follows: awards granted on February 12, 2013, August 13, 2013, February 11, 2014, and February 10, 2015, respectively, of 3,602, 8,727, 1,754, and 1,592 shares for Daniel P. Amos; awards granted on July 1, 2015 of 178 for Mr. Crawford; awards granted on February 12, 2013, February 11, 2014, and February 10, 2015, respectively, of 3,980, 2,166, and 1,269 shares for Mr. Cloninger; 1,750, 1,356, and 460 for Paul S. Amos II; and 1,750, 958, and 403 shares for Mr. Kirsch.
(2)	Based on the per share closing price of our Common Stock of $59.90 as of December 31, 2015.

Grant Date	Option Vesting Schedule
02/12/13	100% vesting on the third anniversary of the option for Messrs. Paul S. Amos II and Kirsch
09/30/13	100% vesting on the third anniversary of the option for Mr. Paul S. Amos II
02/11/14	100% vesting on the third anniversary of the option for Messrs. Paul S. Amos II and Kirsch
02/10/15	100% vesting on the third anniversary of the option for Messrs. Paul S. Amos II and Kirsch
07/01/15	100% vesting on the third anniversary of the option for Mr. Crawford

Stock Award
Grant Date	Stock Award Vesting Schedule
02/12/13, 8/13/13, 2/10/15, and 7/1/15	Graded vesting on the third anniversary of the award based on the attainment of the cumulative target performance goals for risk-based capital ratios of Aflac for three consecutive calendar years beginning with the year of grant. Each year a credit can be earned with a minimum threshold of 50% and a maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year, but with a maximum payout of 100%.

12/31/15	Graded vesting of the award based on the attainment of the cumulative target performance goals for risk-based capital ratios of Aflac for three consecutive calendar years beginning with the year of grant. Each year a credit can be earned with a minimum threshold of 50% and a maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year, but with a maximum payout of 100%.

02/11/14	Graded vesting on the third anniversary of the award based on the attainment of the cumulative target performance goals for risk-based capital ratios, SMR, and ROE of Aflac for three consecutive calendar years beginning with the year of grant. Each year a credit can be earned with a minimum threshold of 50% and a maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year, but with a maximum payout of 100%.

2015 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to options exercised and stock awards vested during 2015 for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Daniel P. Amos	462,128	8,830,915	99,271	6,189,517
Frederick J. Crawford	—	—	—	—
Kriss Cloninger III	190,000	3,159,400	55,575	3,465,099
Paul S. Amos II	50,000	831,386	24,436	1,523,565
Eric M. Kirsch	65,627	1,078,228	—	—

PENSION BENEFITS

The Company maintains tax-qualified, noncontributory defined benefit pension plans that cover the NEOs other than Mr. Crawford, and it also maintains nonqualified supplemental retirement plans covering the NEOs other than Messrs. Crawford and Kirsch, as described below. The Company does not credit extra years of service under any of its retirement plans, unless required by employment agreements upon certain termination events, such as termination following a change in control or termination without cause. Messrs. Daniel P. Amos and Cloninger are eligible to receive immediate retirement benefits. For Mr. Daniel P. Amos, retirement benefits fall under the provisions of the U.S. tax-qualified plan and the Retirement Plan for Senior Officers, and for Messrs. Cloninger and Paul S. Amos II, retirement benefits fall under the U.S. tax-qualified plan and the Supplemental Executive Retirement Plan. For Mr. Kirsch, retirement benefits fall under the U.S. tax-qualified plan. Mr. Crawford is not eligible to participate in the plans because he joined the Company after the plans were frozen.

Qualified Defined Benefit Pension Plan

The Aflac Incorporated Defined Benefit Pension Plan (“Plan”) is a funded tax-qualified retirement program that covers all eligible U.S.-based employees. Benefits under the Plan are calculated in accordance with the following formula: 1% of average final monthly compensation multiplied by years of credited service (not in excess of 25 years), plus .5% of average final monthly compensation multiplied by the number of years of credited service in excess of 25 years. For purposes of the Plan, final average monthly compensation is deemed to be the participant’s highest average compensation during any five consecutive years of service within the 10 consecutive plan years of service immediately preceding retirement. Compensation means salary and non-equity incentive plan compensation. Participants are eligible to receive full retirement benefits upon attaining a retirement age of 65. A participant also becomes eligible for full retirement benefits when the participant’s years of credited service plus attained age equals or exceeds 80. Participants with at least 15 years of credited service are eligible to receive reduced retirement benefits upon reaching an early retirement age of 55. Effective October 1, 2013, the U.S. tax-qualified plan was frozen to new employees hired on or after October 1, 2013 and to employees rehired on or after October 1, 2013. During the fourth quarter of 2013, active participants in the U.S. defined benefit plan were given the option to exit the benefit plan and receive a non-elective 401(k) matching contribution.

The benefits payable under the Plan are not subject to adjustment for Social Security benefits or other offsets. The benefits are paid monthly over the life of the participant, with joint and survivor options available at actuarially reduced rates. The maximum annual retirement benefit was limited, in accordance with IRC Section 415, to $210,000 for 2015. The maximum annual compensation that may be taken into account in the calculation of retirement benefits was limited, in accordance with IRC Section 401(a)(17), to $265,000 for 2015. These limitation amounts for future years will be indexed for cost-of-living adjustments.

Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (“SERP”) is an unfunded and unsecured obligation of the Company and is not a tax-qualified plan. The SERP provides retirement benefits to certain officers of the Company in addition to those provided by the qualified Plan. Messrs. Cloninger and Paul S. Amos II participate in the Company’s SERP. Participation in the SERP is limited to certain key employees of the Company as periodically designated by the Compensation Committee. To be eligible for benefits under the SERP, participants generally must be employed with the Company or a subsidiary at age 55. To be eligible to receive benefits under the SERP, participants who began participating in the SERP after August 11, 1992, also must complete at least 15 years of employment with the Company or a subsidiary and participate in the SERP for at least five years. Effective January 1, 2015, the SERP was frozen to new participants.

The SERP includes a four-tiered benefit formula that provides for a benefit based on final compensation earned (base salary and non-equity incentive plan compensation earned for a calendar year). The annual benefit is based on the final compensation earned: 40% upon retirement between the ages of 55 and 59, a 50% benefit upon retirement between the ages of 60 and 64, and a 60% benefit upon retirement for ages 65 and over. A reduced 30% benefit is available to participants with at least 15 years of service who terminate employment prior to age 55.

Benefits are generally payable in the form of an annuity for the life of the participant. The participant may elect to receive reduced benefits during his or her lifetime. In that case, after his or her death, any surviving spouse will receive a benefit equal to 50% of the amount paid to the participant. The benefit formula computes benefits using the average annual compensation for the three consecutive calendar years out of the final 10 consecutive calendar years of employment that yield the highest average. Benefits under the SERP are subject to offset for amounts paid under the qualified Plan.

Retirement Plan for Senior Officers

The CEO participates in the Retirement Plan for Senior Officers (“RPSO”). Participants in the RPSO receive full compensation for the first 12 months after retirement. Thereafter, a participant may elect to receive annual lifetime retirement benefits equal to 60% of final compensation, or 54% of such compensation with 50% of such amount to be paid to a surviving spouse for a specified period after death of the participant. Final compensation is deemed to be the higher of either the compensation paid during the last 12 months of active employment with the Company or the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be base salary plus non-equity incentive award earned.

Generally, no benefits are payable until the participant accumulates 10 years of credited service at age 60, or 20 years of credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service. The CEO is currently the only active employee participating in the RPSO, and he has 42 years of credited service, meaning he is fully vested for retirement benefits. The RPSO was frozen for participation purposes on January 1, 2009, such that no new participants will be added to the RPSO.

All benefits under the RPSO are subject to annual cost- of-living increases as approved by the Compensation Committee. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the RPSO are not subject to Social Security or qualified Plan offsets.

2015 PENSION BENEFITS

The following table provides certain information the Company’s pension benefits at December 31, 2015 and for the year then ended.

		Number
		of Years	Present Value	Change	Payments
		Credited	of Accumulated	from Prior	During Last
		Service	Benefit*	Year	Fiscal Year
Name	Plan Name	(#)	($)	($)	($)
Daniel P. Amos	Retirement Plan for Senior Officers	42	53,253,538	(7,861,452)	—
	Aflac Incorporated Defined Benefit Pension Plan	42	1,148,852	(2,212)	—
Frederick J. Crawford	Aflac Incorporated Defined Benefit Pension Plan	—	—	—	—
Kriss Cloninger III	Supplemental Executive Retirement Plan	24	22,662,020	265,720	—
	Aflac Incorporated Defined Benefit Pension Plan	24	728,506	12,615	—
Paul S. Amos II	Supplemental Executive Retirement Plan	11	5,127,008	683,498	—
	Aflac Incorporated Defined Benefit Pension Plan	11	240,023	32,727	—
Eric M. Kirsch	Aflac Incorporated Defined Benefit Pension Plan	4	96,992	26,174	—

*	Assumed retirement age for all calculations was the earliest retirement age for unreduced benefits. Assumptions used to calculate pension benefits are more fully described in Note 14, “Benefit Plans,” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2015.

NONQUALIFIED DEFERRED COMPENSATION

The following 2015 Nonqualified Deferred Compensation table shows, for Mr. Daniel P. Amos, Company contributions to and earnings and account balances under the Aflac Incorporated Executive Deferred Compensation Plan (“EDCP”), an unfunded, unsecured deferred compensation plan.

2015 NONQUALIFIED DEFERRED COMPENSATION

Aggregate
		Registrant	Earnings		Aggregate
	Executive	Contributions	(Loss)	Aggregate	Balance at
	Contributions in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year(1)	Fiscal Year(2)	Distributions	Year-End
Name	($)	($)	($)	($)	($)
Daniel P. Amos	—	441,100	7,683	—	5,418,197
Frederick J. Crawford	—	—	—	—	—
Kriss Cloninger III	—	—	—	—	—
Paul S. Amos II	—	—	—	—	—
Eric M. Kirsch	—	—	—	—	—

1)	The $441,100 deferred for Mr. Daniel P. Amos has been included in the Summary Compensation Table for the current year. Additionally, previous years' deferrals included in the Aggregate Balance column were reported as compensation in prior periods.
2)	The Company does not pay or credit above market earnings on amounts deferred by executives.

The EDCP allows certain U.S.-based officers, including the NEOs (the “Participants”), to defer up to 75% of their base salaries and up to 100% of their annual non-equity incentive awards. The Company may make discretionary matching or other discretionary contributions in such amounts, if any, that the Compensation Committee may determine from year to year.

The EDCP is subject to the requirements of Section 409A of the IRC. The Company amended the EDCP document to conform to Section 409A’s requirements in December 2009. Deferred amounts earned and vested prior to 2005 (“grandfathered” amounts) under the EDCP are not subject to Section 409A’s requirements and continue to be governed generally under the terms of the EDCP and the tax laws in effect before January 1, 2005, as applicable.

In addition to amounts that Mr. Daniel P. Amos elected to defer and amounts of discretionary contributions the Company credited to his account, the amounts in the Aggregate Balance column include investment earnings (and losses) determined under the phantom investments described below. Account balances may be invested in phantom investments selected by Participants from an array of investment options that substantially mirror the funds available under the

Company’s 401(k) Plan, except for Common Stock. The array of available investment options changes from time to time. Since December 31, 2011, Participants could choose from among several different investment options, including domestic and international equity, income, short-term investment and blended funds. Participants can change their investment selections daily (unless prohibited by the fund) by contacting the EDCP’s third-party recordkeeper in the same manner that applies to participants in the 401(k) Plan.

Each year, when Participants elect whether to defer compensation under the EDCP for the following year, they also elect the timing and form of their future distributions attributable to those deferrals, with a separate election permitted for each type of deferral (i.e., salary and non-equity incentive award). Under this process, each Participant may elect for distributions attributable to deferrals either to be made or begin in a specific year (whether or not employment has then ended) or at a time that begins six months after the Participant’s termination of employment. Each Participant may elect for any distribution to be made in a lump sum or in up to 10 annual installments. Distributions attributable to discretionary contributions are made in the form and at the time specified by the Company.

A Participant may delay the timing and form of his or her distributions attributable to his or her deferrals as long as the change is made at least 12 months before the initial distribution date. With respect to non-grandfathered amounts, new elections also must satisfy the additional requirements of Section 409A. In general, Section 409A requires that distributions may not be accelerated (other than for hardships) and any delayed distribution may not begin earlier than five years after the original distribution date.

Deferral amounts for which no distribution elections have been made are distributed in a lump sum six months after a Participant separates from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

For purposes of this section only, the “Company” refers to Aflac Incorporated or Aflac as applicable. The Company has employment agreements with each of the NEOs. Except as described below, the agreements are similar in nature and contain provisions relating to termination, disability, death and a change in control of the Company.

Mr. Daniel P. Amos, in the fourth quarter of 2008, decided to voluntarily forgo all “golden parachute” and other severance components in his employment agreement (the provisions providing for special payments in connection with a change in control of the Company or other termination of employment). The elimination of these potential payments to Mr. Daniel P. Amos has been reflected in the following 2015 Potential Payments Upon Termination or Change in Control table.

For the remaining NEOs (other than Mr. Daniel P. Amos), the Company remains obligated to continue compensation and benefits to the NEO for the scheduled term of the agreement if the employment of the NEO is terminated by the Company without “good cause” or by the NEO with “good reason.” Messrs. Cloninger and Paul S. Amos II are not entitled to continued compensation after earning the maximum benefit under the SERP; Mr. Cloninger has earned the maximum SERP benefit and, therefore, would not receive continued compensation. In addition, except for Mr. Kirsch, upon a termination by the Company without good cause or by the NEO for good reason, all outstanding equity awards become fully vested.

If the NEO’s employment is terminated by the Company for “good cause,” or by the NEO without “good reason,” the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the NEO, to the extent otherwise eligible, is entitled to benefits under the RPSO or under the SERP if the termination is not for “good cause”). Under the NEO’s employment agreement, “Good cause” generally means (i) the willful failure by the NEO to substantially perform his management duties (other than due to sickness, injury, or disability, (ii) intentional conduct by the NEO causing substantial injury to the Company, or (iii) the conviction of or plea of guilty by the NEO to a felony crime. “Good reason” is defined to include (i) a material breach of the employment agreement by the Company, (ii) a material diminution or change in the NEO’s title, duties, or authority, or (iii) (except for Mr. Kirsch) a material relocation of the Company’s principal offices. Upon voluntary termination without “good reason” or termination by the Company for “good cause,” the NEO is prohibited for a two-year period from directly or indirectly competing with the Company.

The employment agreements of the NEOs (with the exception of Mr. Kirsch) provide that compensation and benefits continue for certain specified periods in the event that the NEO becomes totally disabled although the amount of continued compensation for Messrs. Kriss Cloninger and Paul S. Amos II will be reduced by 60% if they are eligible for the maximum benefit percentage under the SERP. Mr. Cloninger has earned the maximum SERP benefit and, therefore, would be subject to this 60% reduction. Upon the death of the NEO (other than Mr. Kirsch), his estate is to be paid an amount, payable over a three-year period, equal to the NEO’s base salary and any non-equity incentive awards actually paid during the last three years of his life.

Upon a “change in control” of the Company, the employment agreements of the NEOs (with the exception of Messrs. Daniel P. Amos and Kirsch) are extended for an additional three-year period. If, following a change in control, the NEOs’ (with the exception of Messrs. Daniel P. Amos and Kirsch) employment with the Company is terminated by the Company without “good cause” or by the NEO for “good reason,” the Company must pay to the NEO, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump-sum severance payment equal to three times the sum of the NEO’s base salary and non-equity incentive award under the MIP (as paid during periods specified in the agreement). If either of Messrs. Cloninger or Paul S. Amos II has attained the maximum benefit percentage under the SERP at the time of his termination following the change in control, he will not receive the three times base salary and non-equity incentive award as described above. Mr. Cloninger has earned the maximum SERP benefit and, therefore, would not receive this amount. Amounts payable upon a change of control will be reduced to the extent that they are not deductible by the Company for income tax purposes.

A “change in control” is generally deemed to occur when (i) a person or group acquires ownership of 50% or more of the Company’s Common Stock; (ii) a person or group acquires ownership of 30% or more of the Company’s Common Stock over a consecutive twelve month period; (iii) during any period of twelve consecutive months, individuals who constitute the Board are replaced without endorsement by a majority of the Board members at the beginning of the period; or (iv) a person or group acquires ownership of 40% or more of the total gross fair market value of the Company’s assets.

Each of Messrs. Cloninger and Paul S. Amos II is a participant in the SERP. Mr. Paul S. Amos II is not fully vested under the SERP. Under the SERP, in the event that that the Company terminates a participant’s employment within two years after a “change in control” of the Company other than for cause, or a participant terminates his employment during such period for “good reason,” the participant will become 100% vested in his retirement benefits and entitled to receive a lump-sum amount equal to the actuarial equivalent of the annual retirement benefit to which he would have been entitled had he remained in the employ of the Company until (i) age 55 (in the case of a participant who is not yet 55); (ii) age 60 (in the case of a participant who is at least 55, but not yet 60); or (iii) age 65 (in the case of a participant who is at least 60, but not yet 65), as the case may be. A “change in control” will be deemed to occur under the same circumstances described in the paragraph above but only with respect to the Company (and not with respect to any of its subsidiaries). “Cause” for this purpose generally means (i) the participant’s continued failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for “good reason”) after a written demand for substantial performance is delivered to the participant by the Board, (ii) the participant’s engaging in conduct materially injurious to the Company, or (iii) the participant’s conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude. “Good reason” is defined for this purpose to include various adverse changes in employment status, duties, or compensation and benefits following a “change in control.”

The following table reflects the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment under various termination scenarios. The amounts shown assume in all cases that the termination was effective on December 31, 2015, and therefore include amounts earned through such time and estimates of the amounts which would be paid to the NEOs upon their termination. Mr. Kirsch’s employment agreement as in effect on December 31, 2015, renews each January 1 for an additional one-year period, unless the Company notifies him in writing of its intent to terminate the agreement prior to such renewal date. If the Company had notified Mr. Kirsch of its intent to terminate the agreement on December 31, 2015, or if his employment had terminated on that date, Mr. Kirsch would not have been entitled to salary continuation or other severance benefits under his employment agreement, and therefore no such amounts are shown in the table below. Mr. Kirsch entered into a new agreement effective January 1, 2016 which provides for additional termination and change of control compensation and benefit provisions, but those provisions are not reflected in the table because they were not applicable as of December 31, 2015. Due to the number of factors that affect the nature and amount of any benefits under the various termination scenarios, actual amounts paid or distributed may be different. Messrs. Daniel P. Amos and Cloninger are the only NEOs who are eligible to receive immediate retirement benefits. See “Pension Benefits” and “Nonqualified Deferred Compensation” above for more information about these benefits.

As noted in the table that follows, the benefits provided and requirements imposed vary with the circumstances under which the termination occurs. Additional relevant information is provided under “Pension Benefits” and “Nonqualified Deferred Compensation” above.

2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

			Before Change in Control
			Company		Voluntary				Change in
			Termination		Termination				Control
			without “Good		without				Termination
			Cause” or by	Company	“Good	Voluntary			without “Good
			Employee	Termination	Reason”	Termination			Cause” or for
			for “Good	for “Good	and No	with			“Good
			Reason”(1)	Cause”(2)	Competition(3)	Competition(4)	Death(5)	Disability(6)	Reason”(7)
Name	Benefit		($)	($)	($)	($)	($)	($)	($)
Daniel P. Amos	Salary		—	—	—	—	4,323,300	2,161,650	—
Non-equity Incentive Award		(8)	—	—	—	—	14,644,029	8,264,043	—
Severance			—	—	—	—	—	—	—
Retirement		(9)	53,253,538	53,253,538	53,253,538	—	27,738,284	53,283,114	53,253,538
Health & Welfare Benefits		(10)	2,332,981	2,332,981	2,332,981	271,577	162,936	2,350,956	2,332,981
Stock Options & Awards		(11)	18,744,687	—	13,944,301	13,944,301	18,744,687	18,744,687	18,744,687
Totals			74,331,206	55,586,519	69,530,820	14,215,878	65,613,236	84,804,450	74,331,206
Frederick J. Crawford	Salary		1,750,000	—	—	—	360,606	1,050,000	—
Non-equity Incentive Award		(8)	3,880,655	—	—	—	—	2,328,393	—
Severance			—	—	—	—	—	—	2,100,000
Retirement		(9)	19,875	—	—	—	—	—	—
Health & Welfare Benefits		(10)	31,650	—	—	—	—	18,990	37,980
Stock Options & Awards		(11)	824,284	—	—	—	824,284	824,284	824,284
Totals			6,506,464	—	—	—	1,184,890	4,221,667	2,962,264
Kriss Cloninger III	Salary		—	—	—	—	2,901,600	585,000	—
Non-equity Incentive Award		(8)	—	—	—	—	6,838,150	1,549,979	—
Severance			—	—	—	—	—	—	—
Retirement		(9)	22,679,576	—	22,662,020	—	13,140,535	22,737,755	22,662,020
Health & Welfare Benefits		(10)	150,730	122,772	122,772	122,772	122,772	141,762	160,752
Stock Options & Awards		(11)	9,002,491	—	5,985,268	5,985,268	9,002,491	9,002,491	9,002,491
Totals			31,832,797	122,772	28,770,060	6,108,040	32,005,548	34,016,987	31,825,263
Paul S. Amos II	Salary		1,335,800	—	—	—	1,968,800	1,001,850	—
Non-equity Incentive Award		(8)	3,239,214	—	—	—	3,400,183	2,429,411	—
Severance			—	—	—	—	—	—	5,719,344
Retirement		(9)	15,900	—	—	—	2,495,930	4,339,351	4,279,414
Health & Welfare Benefits		(10)	25,320	—	—	—	—	18,990	37,980
Stock Options & Awards		(11)	4,441,432	—	—	—	4,441,432	4,441,432	4,441,432
Totals			9,057,666	—	—	—	12,306,345	12,231,034	14,478,170
Eric M. Kirsch	Salary		—	—	—	—	—	—	—
Non-equity Incentive Award		(8)	—	—	—	—	—	—	—
Severance			—	—	—	—	—	—	—
Retirement		(9)	—	—	—	—	—	—	—
Health & Welfare Benefits		(10)	—	—	—	—	—	—	—
Stock Options & Awards		(11)	—	—	—	—	3,823,923	3,823,923	—
	Totals		—	—	—	—	3,823,923	3,823,923	—

(1)	Each of Messrs. Crawford and Paul S. Amos II are entitled to salary continuation and non-equity incentive award payments for the remaining term of their respective employment agreements. Such salary and non-equity incentive payments would not be paid to (i) Mr. Daniel P. Amos, who voluntarily gave up his right to such payments, (ii) Mr. Cloninger who has earned the maximum percentage of benefits available under the SERP, and (iii) Mr. Kirsch whose employment agreement term ends on the last day of the calendar year. Health and welfare benefits would continue for the remainder of the contract term, except for Mr. Dan Amos, who is entitled to health and welfare benefits under the RPSO, and Mr. Kirsch, whose employment agreement’s term ends the last day of the calendar year. The table also reflects the value of continued medical benefits for Mr. Cloninger’s spouse and dependents payable under his employment agreement.

(2)

Termination for good cause eliminates the salary continuation and non-equity incentive award obligation for the remainder of the contract period and the executive (except for Mr. Daniel P. Amos) forfeits his participation in any supplemental retirement plan. In addition, all equity awards, whether vested or unvested, are forfeited.

(3)

Voluntary termination by the executive without good reason eliminates the salary continuation and non-equity incentive award obligations for the remainder of the contract term. In addition, nonvested equity awards will be forfeited; except in the case of Messrs. Daniel P. Amos and Cloninger, who are retirement eligible under the terms of the Company’s equity agreements and will vest in all equity awards granted at least one year before the date employment terminates (subject to Company performance goals being satisfied).

(4)

If the executive competes with the Company after termination, he will forfeit the right to any further salary and non-equity incentive award payments from the Company and any benefits under the RPSO and SERP.

(5)

Upon the executive’s death, the estate of the executive (other than Mr. Kirsch) is entitled to receive terminal pay (paid in equal installments over 36 months) equal to the amount of the executive’s base pay and non-equity incentive award paid in the previous 36 months of his life. Additionally, retirement benefits in this column include the present value of the accumulated benefit obligation for a surviving spouse annuity under the RPSO for Mr. Daniel P. Amos and under the SERP for Messrs. Cloninger and Paul S. Amos II. Messrs. Crawford and Kirsch do not participate in the SERP. The NEOs and other officers also are eligible for life insurance benefits along with, and on the same basis as, the Company’s other salaried employees.

(6)

Any disability benefits paid in the form of salary continuation or non-equity incentive awards would be offset by the maximum annual amount allowed ($144,000) under the Company sponsored disability income plan. Mr. Cloninger’s benefit is reduced by 60% since he has qualified for the maximum percentage of benefits available under the SERP.

(7)

Upon termination after a change in control, Messrs. Crawford and Paul S. Amos II would each be entitled a lump-sum severance payment of three times the sum of: (i) annual base salary in effect immediately prior to the change in control, and (ii) the higher of the non-equity incentive award paid in the year preceding the termination date or the year preceding the change in control. Because Mr. Crawford was hired in 2015 and had not yet received a non-equity award payment as of December 31, 2015, his severance payment would be based solely on his base salary. Mr. Daniel P. Amos has waived his severance payment, Mr. Cloninger would not receive this severance payment since he has reached the maximum percentage of benefits available under the SERP, and Mr. Kirsch is not eligible for this severance payment under his employment agreement as in effect in 2015.

(8)

The non-equity incentive award amounts on this line do not include the 2015 non-equity incentive awards that were paid to the NEOs in March 2016 and which were nonforfeitable as of December 31, 2015, under all circumstances other than termination for competition.

(9)

Amounts in this row generally include (i) the present value of the applicable benefits payable under the RPSO and SERP and (ii) certain additional amounts determined under the executive’s employment agreement in lieu of continued participation in the Company’s broad-based retirement plans. However, amounts included in this column reflecting benefits payable under the SERP may differ from the amounts shown in the Pension Benefits table due to reduced SERP benefits payable upon termination for “good cause” or death, and for Mr. Paul S. Amos II, because he has less than the required years of credited service to qualify for certain pension benefits.

(10)

Amounts in this row generally represent the estimated lump sum present value of all premiums that would be paid by the Company for applicable health and welfare benefits. Except in the event of his termination with competition, the value shown for Mr. Daniel P. Amos includes his post-employment medical benefits under the RPSO for his life and the life of his spouse; the value of certain other welfare benefits; and non-medical fringe benefits (including office space) for his life. The value of health coverage for each of Mr. Cloninger, Mr. Paul S. Amos II, and Mr. Crawford is the monthly cost of Company-paid premiums for active employee coverage under the health plan times the number of months of Company-paid continued coverage for which he is eligible as determined under his employment agreement. The value of Mr. Cloninger's health coverage also includes the actuarially calculated value of the Company’s obligation to provide continued medical coverage for his spouse and dependent children pursuant to the terms of his employment agreement.

(11)

Represents the estimated value of accelerated vesting of stock options and restricted stock awards. The value for stock options and restricted stock awards was determined as follows: for stock options, the excess of the per share closing price on the NYSE on the last business day of the year over the per share option exercise price multiplied by the number of unvested option shares; for restricted stock awards, the number of unvested stock awards multiplied by the same per share closing price used for options. The values of these awards that are performance based assume maximum performance goals were achieved.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance to our employees or Non-employee Directors, as of December 31, 2015.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans
Approved by Shareholders	7,918,397	$50.94	10,110,422*
Equity Compensation Plans Not
Approved by Shareholders	—	—	—
Total	7,918,397	$50.94	10,110,422

*	Of the shares listed in column (c), 7,006,441 shares are available for grant other than in the form of options, warrants, or rights (i.e., in the form of restricted stock or restricted stock units).

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. Beginning in 2008, we voluntarily provided our shareholders an annual advisory vote, commonly known as “say-on-pay.” Since 2011, Section 14A of the Exchange Act (as enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act) requires us to provide our shareholders a say-on-pay vote. This vote gives you as a shareholder the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Consistent with our past practice, we believe that our shareholders should be allowed a say-on-pay vote every year so that shareholders may annually express their views on our executive pay program and policies. At least once every six years, Section 14A of the Exchange Act requires that shareholders be provided the opportunity to cast an advisory vote on how often we should include advisory votes (vote every year, every two years or every three years) on the compensation of our named executive officers in our proxy materials for future shareholder meetings. We will hold this advisory say-on-pay frequency vote at our annual meeting in 2017.

We are committed to achieving a high level of total return for our shareholders. From August 1990, when Daniel P. Amos was appointed as the CEO through December 31, 2015, the Company’s total return to shareholders, including reinvested cash dividends, has exceeded 4,571%, compared with 1,137% for the Dow Jones Industrial Average, 973% for the S&P 500 Index, and 674% for the S&P Life & Health Insurance Index.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

RELATED PERSON TRANSACTIONS

The Company recognizes that transactions between the Company and any of its Directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, consistent with the Company’s Code of Business Conduct and Ethics, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Company has adopted a written policy which requires the Company’s Audit and Risk Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit and Risk Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any of the following had, has or will have a direct or indirect material interest: (i) the Company’s Directors, (ii) the Company’s executive officers, (iii) holders of more than 5% of the Company’s outstanding shares, (iv) immediate family members of any of these persons, or (v) any firm, corporation or other entity in which these persons are employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial interest. During its review the Audit and Risk Committee considers a number of factors it deems appropriate including whether the related person transaction is on terms no less favorable to the Company than may reasonably be expected in arm's-length transactions with unrelated parties. The Audit and Risk Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit and Risk Committee determines in good faith.

Each of the following ongoing transactions has been reviewed and ratified by the Audit and Risk Committee:

Kriss Cloninger III is President of the Company and a member of the Board of Directors. His son, Kriss Alan Cloninger, has been employed with the Company since 2013. Kriss Alan Cloninger is a Field Force Consultant and in 2015, his total compensation, including salary, bonuses, commissions and other benefits was $208,819. The compensation for Kriss Alan Cloninger is commensurate with that of his peers.

Thomas J. Kenny was appointed by the Board of Directors to fill a vacancy on the Board on February 10, 2015. Effective February 9, 2015, the Company terminated a consulting agreement that it entered into with Mr. Kenny on April 19, 2012, pursuant to which Mr. Kenny provided certain consulting services to the Investment and Investment Risk Committee of the Board. Prior to April 19, 2014, Mr. Kenny’s fee was $150,000 per year for his consulting services, and after April 19, 2014, in exchange for additional consulting services. Mr. Kenny’s fee was raised to $240,000 per year. In 2015, Mr. Kenny was paid $60,000 in consulting fees prior to his Board appointment.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee of the Company’s Board of Directors is composed of five Directors, each of whom, the Board has determined, is independent as defined by the NYSE listing standards and SEC rules and is financially literate. The Board of Directors has also determined that three members of the Audit and Risk Committee (Douglas W. Johnson, W. Paul Bowers, and Joseph L. Moskowitz) qualify as audit committee financial experts as defined by the SEC rules. The Audit and Risk Committee operates under a written charter adopted by the Board of Directors. The charter, which is annually reviewed and complies with all current regulatory requirements, can be viewed on the Company’s website, www.aflac.com, by clicking on “Investors,” then “Corporate Governance,” then “Audit and Risk Committee” (or http://investors.aflac.com/corporate-governance/audit-committee.aspx).

In 2015, the Audit and Risk Committee met 13 times. During these meetings the Audit and Risk Committee reviewed and discussed with management, KPMG (the Company’s independent registered public accounting firm), the internal auditors, the chief risk officer, the general counsel and others a variety of topics, including, but not limited to the Company’s earnings releases and SEC filings related to quarterly and annual financial statements, statutory insurance financial statement filings and the Company’s system of internal control over financial reporting. The Audit and Risk Committee has discussed with, and received regular status reports from, the Company's Director of internal audit and KPMG on the overall scope and plans for their audits of the Company. The Audit and Risk Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit and Risk Committee has monitored the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding the reporting related to internal control over financial reporting. The monitoring process has included regular reports and representations by financial management of the Company, the internal auditors, and by KPMG. The Audit and Risk Committee has also reviewed the certifications of Company executive officers contained in the Annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC, as well as reports issued by KPMG, included in the Company’s Annual report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit and Risk Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For the lead audit partner the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner for the Company pursuant to this rotation policy involves a meeting between the Chair of the Audit and Risk Committee and the candidate, as well as discussions with the full Audit and Risk Committee and with management. The Audit and Risk Committee evaluates the performance of KPMG, including the senior members of the audit engagement team, each year and determines whether to reengage them or consider other audit firms. In doing so, the Audit and Risk Committee considers the quality and efficiency of the services provided, their global capabilities, particularly in the U.S. and Japan, their technical expertise, their tenure as the Company’s independent registered public accounting firm (KPMG has served in this capacity since 1973), and their knowledge of the Company’s operations and industry. Based on this review and discussions with members of senior management, the Audit and Risk Committee concluded that it was in the best interest of the Company and the shareholders to recommend KPMG for approval and therefore the Audit and Risk Committee recommended to the Board of Directors that KMPG serve as the Company’s independent registered public accounting firm during 2015. Although the Audit and Risk Committee has the sole authority to appoint the independent auditors, the Audit and Risk Committee will continue its long-standing practice of recommending that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm (see RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3) on the following page).

The Audit and Risk Committee also discussed with KPMG those matters required to be discussed by the auditors with the Audit and Risk Committee under the rules adopted by the Public Company Accounting Oversight Board, (the PCAOB). The Audit and Risk Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit and Risk Committee concerning independence and has discussed with KPMG their independence. The Audit and Risk Committee considered with KPMG whether the provision of non-audit services provided by them to the Company during 2015 was compatible with their independence.

In performing all of these functions the Audit and Risk Committee acts in an oversight capacity. The Audit and Risk Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role the Audit and Risk Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of KPMG, who is engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of KPMG, the Audit and Risk Committee has recommended to the Board of Directors, and the Board has approved the audited financial statements to be included in the Company’s Annual report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

For additional information, see the “The Audit and Risk (Formerly Audit) Committee” section on page 18.

Audit and Risk Committee
Douglas W. Johnson, Chairman
W. Paul Bowers
Charles B. Knapp
Melvin T. Stith
Joseph L. Moskowitz

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3)

In February 2016, the Audit and Risk Committee voted to appoint KPMG LLP, an independent registered public accounting firm, to perform the annual audit of the Company’s consolidated financial statements for the fiscal year 2016, subject to ratification by the shareholders.

Representatives of KPMG LLP are expected to be present at the 2016 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.

The aggregate fees for professional services rendered to the Company by KPMG LLP for the years ended December 31, were as follows:

	2015	2014
Audit fees — Audit of the Company’s consolidated financial
statements for the years ended December 31 *	$5,550,443	$5,362,281
Audit-related fees **	164,500	160,244
Tax fees	1,895	1,863
All other fees***	—	268,312
Total fees:	$5,716,838	$5,792,700

*	Includes $402,218 and $445,342, respectively, for the 2015 and 2014 audits of the Japan branch regulatory financial statements.
**	Includes fees relating to audits of the Company’s benefit plans and SSAE 16 attestation reports.
***	Fees primarily relate to non-audit services associated with transformation initiatives and claims payment processes.

The Audit and Risk Committee of the Board of Directors has considered whether the provision of the non-audit professional services is compatible with maintaining KPMG LLP’s independence and has concluded that it is. The Audit and Risk Committee pre-approves all audit and non-audit services provided by KPMG LLP in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Board is not aware of any matters that are expected to come before the 2016 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the Proxy Committee intends to vote the proxies in accordance with its best judgment.

Submission of Shareholder Proposals and Nominations for the 2017 Annual Meeting

Proposals for Inclusion in our 2017 Proxy Materials

SEC rules permit shareholders to submit proposals to be included in our materials if the shareholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Exchange Act. For a shareholder proposal to be considered for inclusion in our proxy materials for the 2017 Annual Meeting of Shareholders, the proposal must be received at the address provided below by November 17, 2016.

Director Nominations for Inclusion in our 2017 Proxy Materials Pursuant to our Proxy Access Bylaw

Our proxy access bylaw permits a shareholder (or a group of up to 20 shareholders) who owns shares of our outstanding capital stock representing at least 3% of the votes entitled to be cast on the election of directors, and who has owned such shares continuously for at least three years, to nominate and include in our proxy materials director candidates constituting up to 20% of the Board, if the nominating shareholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. For the 2017 Annual Meeting of Shareholders, notice of a proxy access nomination must be received at the address provided below no later than November 17, 2016 and no earlier than October 18, 2016.

Other Proposals or Director Nominations to be brought before our 2017 Annual Meeting

Our Bylaws permit a shareholder to propose items of business and/or nominate director candidates that are not intended to be included in our proxy materials if the shareholder complies with the procedures set forth in our Bylaws. For the 2017 Annual Meeting of Shareholders, notice of such proposals or nominations must be received at the address provided below no later than February 1, 2017 and no earlier than January 2, 2017.

If the Company moves the 2017 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one year anniversary of this year's Annual Meeting date (i.e., May 2, 2017), the Company must receive such notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first mailed to shareholders or the Company makes a public announcement of the meeting date, whichever occurs first.

Address for Submission of Notices and Additional Information

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2017 Annual Meeting of Shareholders (whether or not intended for inclusion in our proxy materials) must be submitted in writing to our Corporate Secretary at Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999.

In addition, both the proxy access and the advance notice provisions of our Bylaws require a shareholder’s notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any shareholder considering introducing a nomination or other item of business should carefully review our Bylaws.

Annual Report

The Company has delivered a copy of its 2016 Annual Report on Form 10-K to each shareholder entitled to vote at the 2016 Annual Meeting of Shareholders. For a copy write to:

Robin Y. Wilkey
Senior Vice President, Investor and Rating Agency Relations
Aflac Incorporated
Worldwide Headquarters
1932 Wynnton Road
Columbus,Georgia 31999

Exercise Your Right To Vote

The Company encourages all shareholders to exercise their right to vote. Please vote by internet or telephone, or sign, date and return your proxy or voting instruction form in the prepaid envelope you received if you requested paper copies of our proxy materials. We encourage you to attend our 2016 Annual Meeting on May 2, 2016. To assure that attendance is limited to shareholders and their proxies or qualified representatives, if you are not a registered shareholder, please bring with you proof of Common Stock ownership, such as a current brokerage statement, and a form of identification bearing your photograph. If you are attending the Annual Meeting as a proxy or qualified representative of a shareholder, please bring a form of identification bearing your photograph and written evidence of your authority to act on behalf of the shareholder, bearing the shareholder's signature. No cameras, cellular telephones, or other electronic or recording devices will be allowed to be used in the meeting room.

By Order of the Board of Directors,

J. Matthew Loudermilk Secretary

March 17, 2016

Aflac®
Incorporated

MIX
Paper from responsible sources
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AFLAC INCORPORATED WORLDWIDE HEADQUARTERS 1932 WYNNTON ROAD COLUMBUS, GA 31999
(ONLY IF YOU AGREE WITH YOUR VOTING RIGHTS CAN YOU VOTE BY PHONE)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M99681-P72478	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AFLAC INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3. The following proposals are being submitted to the Shareholders:

1.	to elect 13 Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified

	Nominees:		For	Against	Abstain

	1a.	Daniel P. Amos	☐	☐	☐

	1b.	Paul S. Amos II	☐	☐	☐

	1c.	W. Paul Bowers	☐	☐	☐

	1d.	Kriss Cloninger III	☐	☐	☐

	1e.	Toshihiko Fukuzawa	☐	☐	☐

	1f.	Elizabeth J. Hudson	☐	☐	☐

	1g.	Douglas W. Johnson	☐	☐	☐

	1h.	Robert B. Johnson	☐	☐	☐

	1i.	Thomas J. Kenny	☐	☐	☐

	1j.	Charles B. Knapp	☐	☐	☐

	1k.	Joseph L. Moskowitz	☐	☐	☐

			For	Against	Abstain

	1l.	Barbara K. Rimer, DrPH	☐	☐	☐

	1m.	Melvin T. Stith	☐	☐	☐

2.	to consider the following non-binding advisory proposal:		☐	☐	☐

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement"

3.	to consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2016		☐	☐	☐

Sign here as name(s) appear(s) on account. If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K and 2015 Year in Review are available at www.proxyvote.com.

We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the shareholder was last known to reside. One way you can ensure your account is active is to vote your shares.

Therefore, it is very important that you vote. If you have moved, please provide your new address to Aflac Incorporated: Attn: Shareholder Services, 1932 Wynnton Road, Columbus, GA 31999; by phone 800.227.4756 or by email shareholder@aflac.com.

Please inform us if you have multiple accounts under more than one name.

M99682-P72478

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road, Columbus, Georgia 31999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Amos, Kriss Cloninger III, and Paul S. Amos II, as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Aflac Incorporated held of record by the undersigned on February 24, 2016, at the Annual Meeting of the Shareholders to be held on Monday, May 2, 2016, at 10:00 a.m., or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDER. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

DESCRIPTION OF VOTING RIGHTS
In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock") are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit. The Board of Directors reserves the right to require evidence to support the affidavit.

Only if you do not agree with the voting rights shown on the front of this Proxy should you complete the following:

Affidavit
Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below because

I agree to provide evidence to support this statement at the request of the Company.			Shares @

Sign here	X		Shares @

	X	Date	, 2016
1 Vote/Share	=	Votes

10 Votes/Share	=	Votes

Total	=	Votes

AFLAC INCORPORATED ANNUAL MEETING FOR HOLDERS AS OF 2/24/16 TO BE HELD ON 5/2/16
Your vote is important. Thank you for voting.
Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cutoff date.
To vote by Internet
1)	Go to website www.proxyvote.com.
2)	Follow the instructions provided on the website.
To vote by Telephone
1)	Call 1-800-454-8683.
2)	Follow the instructions.
To vote by Mail
1)	Check the appropriate boxes on the voting instruction form below.
2)	Sign and date the voting instruction form.
3)	Return the voting instruction form in the envelope provided.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDER. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M99691-P71090
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com:
Notice and Proxy Statement, Annual Report on Form 10-K and 2015 Year in Review

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3.

The following proposals are being submitted to the Shareholders:

1.	to elect 13 Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified

	Nominees:		For	Against	Abstain

	1a.	Daniel P. Amos	☐	☐	☐

	1b.	Paul S. Amos II	☐	☐	☐

	1c.	W. Paul Bowers	☐	☐	☐

	1d.	Kriss Cloninger III	☐	☐	☐

	1e.	Toshihiko Fukuzawa	☐	☐	☐

	1f.	Elizabeth J. Hudson	☐	☐	☐

	1g.	Douglas W. Johnson	☐	☐	☐

	1h.	Robert B. Johnson	☐	☐	☐

	1i.	Thomas J. Kenny	☐	☐	☐

	1j.	Charles B. Knapp	☐	☐	☐

	1k.	Joseph L. Moskowitz	☐	☐	☐

PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON			☐

			For	Against	Abstain

	1l.	Barbara K. Rimer, DrPH	☐	☐	☐

	1m.	Melvin T. Stith	☐	☐	☐

2.	to consider the following non-binding advisory proposal:		☐	☐	☐

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement"

3.	to consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2016		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

DESCRIPTION OF VOTING RIGHTS
In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock") are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.
Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit. The Board of Directors reserves the right to require evidence to support the affidavit.
Affidavit
Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below because
I agree to provide evidence to support this statement at the request of the Company.			Shares @	1 Vote/Share	=	Votes

Sign here	X		Shares @	10 Vote/Share	=	Votes

	X	Date	, 2016	Total=		Votes